UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STONERIDGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________

Dear Shareholder:

We invite you to attend our 2024 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) on Tuesday, May 14, 2024, at 11:00 a.m. (Eastern Time). The Annual Meeting can be accessed on the Internet at www.virtualshareholdermeeting.com/SRI2024. Because the Annual Meeting is virtual and being conducted electronically, shareholders cannot attend the meeting in person.

The purpose of the Annual Meeting is to consider and take action on the following items of business:

(1)To elect nine directors, each for a term of one year;
(2)To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024;
(3)To vote on an advisory resolution to approve executive compensation;
(4)To vote on a proposal to approve an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended; and
(5)To transact such other business as may be properly brought before the Annual Meeting and any postponement or adjournment thereof.
Record Date. Only shareholders at the close of business on March 22, 2024, the record date, are entitled to notice of and to vote at the Annual Meeting.

We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating, and returning the proxy card in the envelope provided.

By order of the Board of Directors,

ROBERT M. LOESCH
Secretary

Dated: April 4, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 14, 2024:

This Proxy Statement and the Company’s 2023 Annual Report to Shareholders are also available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

2024 Proxy Statement

STONERIDGE, INC.
2024 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2023 Annual Report to Shareholders, by providing access to both on the Internet at www.proxyvote.com. On or about April 4, 2024 we began mailing shareholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice of Internet Availability, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability.
The Board of Directors is soliciting proxies in connection with the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone call, or by mailing your proxy card or voting instruction form.
Stoneridge, Inc. 2024 Annual Meeting Information

Date and Time:	Tuesday, May 14, 2024, at 11:00 a.m. (Eastern Time)
Virtual Meeting:	Access the meeting at www.virtualshareholdermeeting.com/SRI2024
Record Date:	March 22, 2024
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.
Matters to be Considered:

	Management Proposals	Board Vote Recommendation	Page for more information
1.	Elect nine directors named in this Proxy Statement	FOR ALL	6
2.	Ratify the appointment of Ernst & Young LLP	FOR	13
3.	Provide advisory vote on executive compensation	FOR	15
4.	Approval of an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended	FOR	16
Company Performance
During 2023, we benefited from increased volumes in both our North American and European commercial vehicle markets, compared to the prior year, due to improvements in end market demand and launches of previously awarded programs including launches for our MirrorEye® camera monitor system and our SE5000 Smart 2 tachograph. We continued to benefit from both previously agreed pricing actions, as well as incremental actions taken within the year with the majority of our customers, which offset a portion of the incremental material, supply chain and other input costs we incurred.
Net sales increased by $75.9 million, or 8.4%, compared to the prior year, due to higher sales in our Electronics segment. Our Electronics segment net sales increased primarily due to higher sales volumes in our European and North American commercial vehicle markets, including the launches of a next generation tachograph product for OEM and aftermarket applications in Europe and our first OEM MirrorEye program in North America, as well as the impact of negotiated price increases. This was partially offset by lower required electronic component spot buy purchases. Our Control Devices segment net sales decreased primarily due to a decrease in our North American automotive market, which was adversely impacted in the fourth quarter of 2023 by the UAW strike and a slower than expected penetration rate for electric vehicle platforms, as well as a decrease in our agricultural market. These decreases were offset by negotiated price increases and an increase in our China commercial vehicle and automotive markets. Our Stoneridge Brazil segment net sales increased due to
i

favorable foreign currency translation and higher sales of our OEM products offset by lower sales demand for our other product lines.
Net loss in 2023 improved by $8.9 million compared to the prior year, primarily due to additional contribution from higher sales levels, including the benefit of negotiated price increases and favorable foreign exchange fluctuations offset by higher selling, general and administrative (SG&A) and design and development (D&D) spending, including higher business realignment costs, as well as higher interest expense.

(in thousands, except earnings per share and share price)	2023	2022
Net sales	$975,818	$899,923
Operating income	$12,836	$2,935
Net loss	$(5,183)	$(14,056)
Diluted (loss) earnings per share attributable to Stoneridge, Inc.	$(0.19)	$(0.52)
Share Price at December 31	$19.57	$21.56
Director Nominees
Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 6.

				Committee Memberships
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC	CEC
James Zizelman	63	2023	President and CEO of Stoneridge, Inc.
Ira C. Kaplan	70	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✔		✔	✔	✔
Kim Korth	69	2006	President and CEO of 6th Avenue Group	✔		C	✔
William M. Lasky	76	2004	Retired, Former President and CEO and Board Chair of Accuride Corporation and Former President and CEO and Board Chair of JLG Industries, Inc.	✔*	✔	✔	C
George S. Mayes, Jr.	65	2012	Self-employed business consultant	✔			✔	C
Carsten J. Reinhardt	56	2023	Self-employed business consultant	✔	✔		✔
Sheila Rutt	55	2023	Chief Human Resources Officer of Hexion Inc.	✔		✔		✔
Paul J. Schlather	71	2009	Self-employed business consultant	✔	✔			✔
Frank S. Sklarsky	67	2021	Retired, Former Executive Vice President and Chief Financial Officer of PPG Industries, Inc.	✔	C			✔

AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	*	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee
CEC	Compliance and Ethics Committee
Ratification of the appointment of Ernst & Young LLP
We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024. For more information, see page 13.
Advisory resolution on executive compensation on the Say-on-Pay vote
We are asking our shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers. For more information, see page 15.
Amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended
We are asking our shareholders to approve an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended, to increase the number of common shares authorized for issuance by 200,000. For more information, see page 16.

Executive Compensation Highlights
Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives, and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•Align total compensation with the objectives and strategies of our business and shareholders.
Key elements of our 2023 compensation program were as follows:
•Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•Annual Incentive Plan (AIP). The 2023 AIP was comprised of consolidated and, where appropriate, divisional financial performance metrics. In addition, there is an individual performance component.
•Long-Term Incentive Plan (LTIP). Long-term incentives were awarded under our Long-Term Incentive Plan for 2023 and targeted at approximately the 50th percentile of our comparator group. These awards will vest in three years and weight performance-based share units (“Performance Shares”) more heavily than time-based restricted share units (“RSUs”), and are allocated as follows: 25% of the Performance Shares vest subject to our Total Shareholder Return (“TSR”) over a three-year period compared to a group of peer companies; 20% vest based on our earnings per share (“EPS”) relative to budget annually over the three-year performance period; 10% vest based on our return on invested capital (“ROIC”) relative to budget annually over the three-year performance period; and 45% are RSUs that vest based on the passage of time.
For more information related to our executive compensation program, see page 25.
Corporate Governance Highlights
We believe that good corporate governance is key to achieving long-term shareholder value. We have adopted practices and policies that we believe serve the best interests of the Company and our shareholders, including:
•Eight out of nine director nominees are independent directors
•Ongoing Board refreshment process; added two new independent directors in 2023, one of whom is gender diverse
•Independent Chairman of the Board who serves as the Board’s Lead Independent Director
•33% of our Board members and nominees are gender diverse
•11% of our Board members and nominees are racially/ethnically diverse
•Separation of the Chief Executive Officer and Chairman of the Board roles
•Annual Election of all Directors
•Majority voting principle in uncontested director elections
•Independent directors regularly meet in executive session without management
•All Committee members are independent
•Shareholders’ ability to communicate with the Board
•Single class of stock with equal voting rights; one vote per Common Share
•Board establishment of a separate Compliance and Ethics Committee to oversee our Integrity Program
•Robust Integrity Program
•Code of Conduct
•Whistleblower Policy and integrity helpline reporting available in multiple languages

•Corporate Governance Guidelines
•Annual Board and Committee self-evaluations
•Meaningful stock ownership requirement for senior management and directors
•Annual advisory vote on named executive officer compensation
•Insider Trading and Pre-Clearance Policy, including prohibition against hedging and pledging of Company stock
•Review and approval of related party transactions
•Adoption of a Modern Slavery Act Statement
•Board and Compliance & Ethics Committee oversight of environmental, social and governance (“ESG”) management
•Board and Audit Committee oversight of cybersecurity and information security management
•NYSE compliant Recovery Policy
Board Oversight of our Human Capital Management
The Board is actively engaged in oversight of the Company’s human capital management. Annually, the Board meets to review our succession strategy and leadership pipeline for key roles, including our President and Chief Executive Officer. In addition, the Board regularly receives reports from the Chief Human Resources Officer and Assistant General Counsel and is briefed on our employee engagement survey results. Board members also are active partners, engaging and spending time with our high potential leaders throughout the year at Board meetings and other events. The Board’s Compensation Committee oversees compensation and seeks to ensure it is aligned with creating long-term shareholder value. The Board’s Compliance and Ethics Committee oversees our Integrity Program, which is critical to driving our ethical culture and ensuring all employees are treated fairly and with respect.
Oversight of ESG Management
The Board provides oversight and guidance of the Company’s ESG-related initiatives, and the Board Committees have various responsibilities connected to ESG matters. The Board’s Compliance and Ethics Committee provides oversight of the Company’s ESG policies, strategies and performance related to sustainability matters, corporate social responsibility, and ethics and compliance. The other Board committees receive updates and provide guidance on specific topics related to sustainability and other ESG-related topics that otherwise fall within their respective committee charters.
The Company’s internal cross-functional ESG Steering Committee continually works to refine Stoneridge’s overall ESG and sustainability efforts and meets regularly to oversee and monitor progress on our initiatives. The Company’s Director of Compliance and Environmental, Health and Safety (EH&S) leads the ESG Steering Committee and the Chief Human Resources Officer and Assistant General Counsel provides oversight and champions our key ESG and sustainability initiatives. The Director of Compliance and EH&S provides regular updates to the Executive Leadership Team and the Compliance and Ethics Committee on the Company’s ESG initiatives, including the efforts of the internal cross-functional ESG Steering Committee.

STONERIDGE, INC.
PROXY STATEMENT
________________
The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Company shareholder on matters to be voted on at our Annual Meeting of Shareholders to be held on Tuesday, May 14, 2024, at 11:00 a.m. (Eastern Time), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held virtually. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SRI2024. You will need to have your 16-digit Control Number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are mailing shareholders a Notice of Internet Availability containing instructions on how to access the Proxy Materials and how to vote online on or about April 4, 2024.
Annual Report; Internet Availability
We are furnishing our proxy materials, which include this Proxy Statement, our Notice of Annual Meeting of Shareholders and our 2023 Annual Report to Shareholders to shareholders by providing access to the proxy materials on the Internet at www.proxyvote.com. The Company anticipates that the Notice of Internet Availability in connection with our proxy solicitation materials will first be mailed on or about April 4, 2024 to all shareholders entitled to vote at the Annual Meeting and then we will post our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, all shareholders may choose to access our proxy materials on the website referred to in the Notice of Internet Availability or may request to receive, without charge, a printed set of our proxy materials.
Solicitation of Proxies
The Board is making this solicitation of proxies and we will pay the cost of the solicitation. In addition, our employees, without any additional remuneration, may solicit proxies by telephone or other electronic means. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of our shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.
Proxies
The common shares represented by your proxy will be voted in accordance with the instructions indicated on your proxy card. In the absence of any such instructions, they will be voted to (i) elect the nine director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our registered public accounting firm for 2024; (iii) approve on an advisory basis the compensation of our Named Executive Officers and (iv) approve an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended.
No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their judgment.

Revocation of Proxies
Your participation at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:
•signing and delivering a later-dated proxy;
•voting again by Internet or telephone prior to 11:59 p.m. (Eastern Time) on May 13, 2024 (only the latest vote you submit will be counted);
•giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 13, 2024); or
•voting at the Annual Meeting.
If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.
Virtual Shareholder Meeting
Holding a virtual Annual Meeting provides expanded access, improved communication and potential cost savings to our shareholders and Company. We believe that holding a virtual Annual Meeting enables more shareholders to attend and participate in the meeting because our shareholders can fully participate from any location with Internet access.
The Annual Meeting will be conducted exclusively online via live, audio-only, webcast, allowing all of the Company’s shareholders the option to participate in the live, online shareholder meeting from any location convenient to them. Only shareholders at the close of business on the record date may attend, vote and ask questions at the Annual Meeting by following the instructions provided. The virtual Annual Meeting can be accessed by visiting:
www.virtualshareholdermeeting.com/SRI2024
You will need to have your 16-digit Control Number included on the Notice of Internet Availability and/or your proxy card (if you received a printed copy of the proxy materials) to join and participate in the Annual Meeting. If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name) the control number is issued to you by your bank, broker or other holder of record.
We encourage you to access the Annual Meeting before the start time of 11:00 a.m. (Eastern Time), on May 14, 2024. Please allow ample time for online check-in, which will begin at 10:45 a.m. (Eastern Time) on May 14, 2024.
If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SRI2024.
Shareholders who participate in the virtual Annual Meeting by means of the hyperlink above will be deemed to be “present in person”, as such term is used in this Proxy Statement, including for purpose of determining a quorum and counting votes.
Record Date and Voting Eligibility
Only shareholders at the close of business on the record date, March 22, 2024, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 27,665,557 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.
Voting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record
If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may vote:
•By Telephone. You may vote by telephone by calling toll-free 1-800-690-6903 until 11:59 p.m. Eastern Time on May 13, 2024. Please have your Notice of Internet Availability or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•By Internet. You may vote your shares by proxy by visiting the website www.proxyvote.com until 11:59 p.m. Eastern Time on May 13, 2024. Please have your Notice of Internet Availability or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
•At the Annual Meeting. You may vote your shares by attending the Annual Meeting by accessing www.virtualshareholdermeeting.com/SRI2024 and voting using the 16-digit control number included on your proxy card and/or on your Notice of Internet Availability. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.
Street Name Holders
•If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name), you may be able to authorize your proxy for those shares by telephone, the Internet or mail. You should follow the instructions you receive from your bank, broker or other holder of record to vote these shares. If you are a street name holder and wish to vote during the virtual annual meeting you may use the 16-digit control number provided by your bank, broker or other holder of record. However, you are encouraged to vote in advance of the Annual Meeting by telephone, Internet or mail even if you plan to participate in the Annual Meeting via the Internet.
•If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve the compensation of our Named Executive Officers (“Proposal 3”), or the vote on the approval of an amendment to the 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 4, 2024, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Thrivent Financial for Lutherans(2)	2,983,741	10.8%
Frontier Capital Management Co., LLC(3)	2,197,542	8.0
BlackRock, Inc.(4)	2,134,380	7.7
Cooper Creek Partners Management LLC(5)	1,996,185	7.2
Cooke & Bieler LP(6)	1,637,414	5.9
Dimensional Fund Advisors LP(7)	1,531,421	5.6
The Vanguard Group(8)	1,478,425	5.4
Paul J. Schlather(9)	155,909	*
William M. Lasky	129,872	*
Ira C. Kaplan(10)	86,924	*
Kim Korth	80,972	*
George S. Mayes, Jr.	67,492	*
Robert J. Hartman Jr.(11)	34,688	*
Frank S. Sklarsky	17,563	*
James Zizelman(12)	15,650	*
Susan C. Benedict(13)	11,124	*
Carsten J Reinhardt	7,745	*
Sheila Rutt	7,745	*
Matthew R. Horvath(14)	7,667	*
Rajaey Kased(15)	6,795	*
Caetano R. Ferraiolo(16)	2,500	*
Salvatore D. Orsini	—	*
Peter Osterberg	—	*
All Executive Officers and Directors as a Group (18 persons)	632,646	2.3
*    Less than 1%
(1)Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)According to a Schedule 13G/A by Thrivent Financial for Lutherans (25,170 sole voting power, 2,958,571 shared voting power, 25,170 sole dispositive power and 2,958,571 shared dispositive power). The address of Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402.
(3)According to a Schedule 13G/A by Frontier Capital Management Co., LLC (1,403,916 sole voting power and 2,197,542 sole dispositive power). The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.
(4)According to a Schedule 13G/A by BlackRock, Inc (2,076,043 sole voting power and 2,134,380 sole dispositive power). The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)According to a Schedule 13G/A by Cooper Creek Partners Management LLC (1,996,185 both sole voting and dispositive power). The address of Cooper Creek Partners Management LLC is 501 Madison Avenue, Suite 302, New York, NY 10022.
(6)According to a Schedule 13G/A by Cooke & Bieler LP (1,222,175 shared voting power and 1,637,414 shared dispositive power). The address of Cooke & Bieler LP is Two Commerce Square 2001 Market Street, Suite 4000, Philadelphia, PA 19103.
(7)According to a Schedule 13G by Dimensional Fund Advisors LP (1,499,533 sole voting power and 1,531,421 sole dispositive power). The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(8)According to a Schedule 13G by The Vanguard Group (24,980 shared voting power, 1,430,023 sole dispositive power and 48,402 shared dispositive power). The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(9)Represents 62,500 common shares held in an IRA for the benefit of Mr. Schlather, 76,714 common shares held in a trust, of which Mr. Schlather is trustee and 16,695 common shares owned by Mr. Schlather directly.

(10)Represents 75,886 common shares held in a trust, of which Mr. Kaplan is trustee and 11,038 common shares owned by Mr. Kaplan directly.
(11)Includes 1,395 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2024.
(12)Includes 5,258 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2024.
(13)Includes 2,865 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2024.
(14)Includes 1,184 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2024.
(15)Includes 2,112 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2024.
(16)Includes 1,476 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2024.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors at the date of this Proxy Statement is fixed at nine. At the Annual Meeting, shareholders will elect nine directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nine nominees identified below be elected to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees hereinafter named.
Directors are elected by a plurality of the votes cast at the Annual Meeting. Plurality means that the nominees who receive the most votes cast “For” their election are elected as directors. Votes withheld and broker non-votes will not affect the election of directors. Broker non-votes will be counted as “Present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. The maximum number of nominees to be elected is nine and the proxies cannot be voted for a greater number of persons than the number of nominees named. Shares not voted will have no impact on the election of directors. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted “For” the election of the nine nominees hereinafter named.
Majority Voting Principle
Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” than votes “For” must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.
The director nominees nominated by the Board are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.
Nominees to Serve for a One-Year Term Expiring in 2025

Ira C. Kaplan
Mr. Kaplan, 70, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight on best practices to the Board, in addition to his professional experiences, which strengthen the Board’s collective qualifications, skills and experience.

Kim Korth
Ms. Korth, 69, has served as a director since 2006. Since July 2022, Ms. Korth has served as the Chief Executive Officer of Engauge Workforce Solutions LLC, a staffing and contract manufacturing firm. Since June 2017, Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Group, a firm focused on improving the sustainability and adaptability of small to medium manufacturing and distribution firms. Prior to that, from December 2012 until May 2017, Ms. Korth was the President and Chief Executive Officer and a director of Techniplas LLC, a privately held international group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth was the founder and owner of IRN Inc. from 1983 to 2014, a well-known firm focused on automotive supplier strategy issues.

Ms. Korth has also served on a variety of corporate boards (5 public companies and 12 private companies) over the course of her career, including Burke E. Porter Machinery Company, Shape Corp., Unique Fabricating, Autocam, and Unwired Technology. Ms. Korth currently serves on the Boards of Engauge Workforce Solutions LLC and she is Vice Chair of Garyline Inc’s Board of Directors.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight on industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky
Mr. Lasky, 76, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Mr. Lasky has served on the Board of Directors of NUARI since 2019. NUARI is a federally chartered 501(c)(3) non-profit that serves the national public interest through the interdisciplinary study of critical national security issues including rapid research, development, and education in cybersecurity, defense technologies, and information advantage. From 2011 through 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.
Mr. Mayes, 65, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005. Since March 2021, Mr. Mayes has been a member of the board of directors of Forward Air Corporation (NASDAQ: FWRD), a leading asset-light freight and logistics company that provides services across the United States and Canada. On February 7, 2024, Mr. Mayes was appointed as the independent Chairman of the Board of Forward Air Corporation.

Mr. Mayes has extensive experience in global and lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States. He is a proven leader with a distinguished record of service and deep experience with global supply chain design and strategic development. Mr. Mayes is certified by the National Association of Corporate Directors in cyber security oversight risk management.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing and operations, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Carsten J. Reinhardt
Mr. Reinhardt, 56, was elected to the Board of Directors in February 2023. Mr. Reinhardt currently provides independent business consulting services that support enterprise strategy, operations improvement, sales growth, product management, human capital development, and mergers and acquisitions to various public and private companies in Europe and North America. From 2012 to 2016, Mr. Reinhardt served as President and Chief Executive Officer of Voith Turbo and as a member of the Board of Management of Voith Group, Heidenheim, Germany. Prior to that, from 2006 to 2011, Mr. Reinhardt served as an officer at Meritor Inc. as President of Commercial Vehicle Systems (2006 to 2009) and as Chief Operating Officer (2009 to 2011), with global responsibility for Meritor’s business segments including commercial truck, industrial/off-highway and aftermarket/trailer as well as manufacturing, research and development, purchasing and quality. From 1993 to 2006, Mr. Reinhardt served in various capacities at Daimler AG with increasing levels of responsibilities, concluding as President and Chief Executive Officer of Detroit Diesel Corporation from 2003 to 2006.

From October 2016 to present, Mr. Reinhardt has served as the Vice Chairman of the Board of Grundfos Holding A/S, Bjerringbro, Denmark, a privately-held global market leader providing fluid management and water treatment solutions. From 2017 to present, Mr. Reinhardt has served as a member of the Supervisory Board of SAF-Holland SE, Bessenbach, Germany, where he was a member of the Audit committee from 2017 to 2023, and a member of the Nomination and Compensation Committee from 2023 to present. SAF-Holland is a publicly traded company in Germany and a leading Tier 1 supplier to the commercial vehicle industry. Mr. Reinhardt also serves as chairman of the advisory board for tmax Holding GmbH, Mannheim, Germany, a specialty supplier of high-temperature insulation technologies, and is a member of the advisory board for Beinbauer Automotive GmbH, Buechlberg, Germany, a machining supplier to commercial vehicle and off-highway OEMs. From January 2024 until present, Mr. Reinhardt has been a member of the supervisory board of Samson AG, a privately held manufacturer of industrial valve and controls technology, based in Frankfurt, Germany.

The Company believes that Mr. Reinhardt should serve as a director because he has 30 years of experience in the global commercial vehicle industry (17 years in the USA and 13 years in Europe) and provides in-depth industry knowledge in the Company’s business, especially the commercial vehicle industry, business acumen and leadership to the Board as a result of his three decades of experience in the commercial vehicle and automotive industries, including executive leadership roles with some of the world’s leading commercial vehicle manufacturers and suppliers. Mr. Reinhardt’s background and experience strengthen the Board’s collective qualifications, skills and experience.

Sheila Rutt
Ms. Rutt, 55, was elected to the Board of Directors in March 2023. Ms. Rutt has been the Chief Human Resources Officer of Hexion Inc., an advanced specialty chemical company, since July 2023. Ms. Rutt served as the Chief Human Resources Officer of Culligan International, a water treatment and filtration company, from May 2021 to July 2023. From 2017 to 2020, Ms. Rutt was Executive Vice President, Chief Human Resources Officer of RR Donnelley (NYSE: RRD), a Fortune 500 global integrated communication company providing marketing solutions, multichannel business communications, commercial printing and related services. Prior to that from 2000 to 2017, Ms. Rutt spent 17 years with Diebold Nixdorf Incorporated (NYSE: DBD), a company that automates, digitizes and transforms the way people bank and shop, serving in a variety of management roles, ultimately serving as the Chief Human Resources Officer (2005-2017). Ms. Rutt has a master’s degree in business administration from Walsh University (2004) and a PhD in industrial/organizational psychology from the University of Akron (1996).

The Company believes that Ms. Rutt should serve as a director because she is a recognized leader in human resource management, in structuring transforming organizations, as well as elevating and enhancing a company’s corporate culture. The Board believes that Ms. Rutt’s experience will help the Company continue to foster a performance-based and inclusive culture focused on accountability and collaboration and that her background and experience will assist the Board with the Company’s transformation and long-term strategy. Ms. Rutt’s background and experience strengthen the Board’s collective qualifications, skills and experience.

Paul J. Schlather
Mr. Schlather, 71, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather also serves on the boards of five closely held businesses.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Frank S. Sklarsky
Mr. Sklarsky, 67, has served as a director since 2021. Mr. Sklarsky is currently a member of the board of trustees and a member of the executive committee and chairman of the investment committee at Rochester Institute of Technology. From 2019 to 2024, Mr. Sklarsky served on the board of directors of the privately held company, Nexa3d, Inc. From 2018 to 2022, Mr. Sklarsky was a director and chairman of the audit committee at the privately held company Cenveo Worldwide Ltd. From 2012 to 2017, Mr. Sklarsky was a director and a member of the audit and compensation committees of Harman International (NYSE: HAR). From 2013 to 2017, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer of PPG Industries, Inc. (NYSE: PPG). From 2010 to 2012, he was Executive Vice President and Chief Financial Officer of Tyco International. From 2006 to 2010 he was Executive Vice President and Chief Financial Officer of Eastman Kodak Company (NYSE: KODK). From 2004 to 2006, he was Executive Vice President and Chief Financial Officer of Conagra Foods, Inc (NYSE: CAG). Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler and DaimlerChrysler, serving in a series of management roles, ultimately rising to the position of vice president, Finance – Product Quality, Cost Management and Procurement. He also served in executive finance positions with Dell, Inc. He started his career as a CPA at Ernst & Young LLP.

Mr. Sklarsky qualifies as an audit committee financial expert due to his extensive accounting and financial background built through his experience in public accounting and his service as CFO at several large public companies. In his prior chief financial officer positions at four fortune 200 companies, Mr. Sklarsky was intimately involved in oversight and discussions with the firms’ IT departments related to cybersecurity matters. In addition to his professional, accounting and finance experience described above, the Company believes that Mr. Sklarsky should serve as a director because he provides vast experience in CFO roles, as well as the comprehensive management and leadership experience he has gained as a senior executive at multiple global corporations, which strengthen the Board’s collective qualifications, skills and experience.

James Zizelman
Mr. Zizelman, 63, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since January 2023. Prior to that Mr. Zizelman served as President of the Control Devices Division since April 2020. Previously, Mr. Zizelman served as the Vice President of Engineering and Program Management for Aptiv from December 2017 to March 2019. Mr. Zizelman was employed at Delphi for more than 20 years, where he was last a Vice President of Engineering from 2016 to 2017.

The Company believes that Mr. Zizelman should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Board Composition
The following matrix provides information regarding the composition of our Board, each of whom is also a nominee for election at the 2024 Annual Meeting.

Board Diversity Matrix as of December 31, 2023
Total Number of Directors: 9
Part I: Gender Identity	Female	Male	Non-Binary	Undisclosed
Directors	2	5	1	1
Part II: Demographic Background
Hispanic	—	—	—	—
Native American or Alaskan Native	—	—	—	—
Asian	—	—	—	—
Black or African American	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	1	—
Two or more races or ethnicities	—	—	—	—
Did not disclose demographic background	—	—	—	1

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee of the Board anticipates appointing Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2024. For 2023, EY was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of EY will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of EY to serve as our independent registered public accounting firm for 2024.
Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of EY, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2024 if it determines that such a change would be in the best interests of the Company and our shareholders.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal; however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.
The Board of Directors recommends that you vote FOR Proposal Two.
Service Fees Paid to the Registered Public Accounting Firm
For the fiscal years ended December 31, 2023 and 2022 we retained EY to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by EY, taking into account whether the provision of non-audit-related services is compatible with maintaining EY’s independence.

	2023	2022
Audit Fees	$2,216,500	$2,032,000
Audit Related Fees	7,000	123,100
Tax Fees	39,200	308,100
Total Fees	$2,262,700	$2,463,200
Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, certain international statutory audits and other services that are normally provided by the independent registered accountants in connection with regulatory filings.
Audit Related Fees. Audit related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements, and consist primarily of due diligence services in connection with acquisitions and divestitures and other attest services.
Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.
All services provided by EY during fiscal year 2023, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.
Audit Committee Report
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of four directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.
In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2023, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communication with the Audit Committee concerning independence. The Audit Committee discussed EY’s independence with EY. The Audit Committee also considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence.
The Audit Committee discussed with our Internal Audit Director and EY the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.
Based on the above-referenced review and discussions with management, the Internal Audit Director and EY, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2023 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
The Audit Committee
Frank S. Sklarsky, Chairman
William M. Lasky
Carsten J. Reinhardt
Paul J. Schlather

PROPOSAL THREE: SAY-ON-PAY
As required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “Say-On-Pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. Since 2011, our Board of Directors, upon the recommendation of the Company’s shareholders, has elected to hold an annual advisory vote on the Company’s executive compensation practices.
At the Company’s 2023 Annual Meeting of Shareholders, 96% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation. In addition, at the 2023 Annual Meeting of Shareholders, 96% of the votes cast on the advisory non-binding vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers voted in favor of holding the Say-on-Pay proposal vote every year.
Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 50-75% of each Named Executive Officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value.
The Compensation Committee retains the services of an independent compensation consultant to advise the Committee on competitive compensation and compensation practices.
The Board recommends that shareholders vote FOR the following resolution:
“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.
Vote Required for Approval
The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO THE 2018 AMENDED AND RESTATED DIRECTORS’ RESTRICTED SHARES PLAN, AS AMENDED
The Company’s 2018 Amended and Restated Directors’ Restricted Shares Plan (the “DRSP”) was, upon the approval and recommendation of the Board of Directors, in accordance with the applicable law and the listing rules of the NYSE, approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders. The DRSP authorized 850,000 Company common shares for issuance. In 2022, the Board of Directors approved an amendment (“Amendment No. 1”) to the DRSP, which was approved by the Company’s shareholders at the 2022 Annual Meeting of Shareholders. Amendment No. 1. increased by 100,000 common shares the number of common shares available for issuance under the DRSP, bringing the total to 950,000 common shares. On March 12, 2023, the Board of Directors approved an additional amendment (“Amendment No. 2”) to the DRSP, subject to shareholder approval, to further amend the DRSP, as amended by Amendment No. 1, to increase by an additional 200,000 common shares, the number of common shares available for issuance under the DRSP, bringing the total to 1,500,000 common shares. On April 4, 2024 18,308 common shares remain available for issuance under the DRSP, as amended by Amendment No. 1.
The Company is seeking approval of Amendment No. 2 because the additional common shares available for issuance under the DRSP will assist the Company in achieving its goal of promoting growth and profitability. The DRSP is a key component to compensating the Company’s directors (see “Director Compensation” on page 47”). The description of the DRSP and Amendment No. 2 are subject to and qualified by Appendix A to this Proxy Statement (which sets forth the DRSP and Amendment No. 2).
Summary of Amendment No. 2 and DRSP
•Amendment No. 2 will increase the number of common shares available for issuance by 200,000 to a total of 1,050,000 common shares.
•The purpose of the DRSP is to advance the interests of the Company and its shareholders by providing Eligible Directors (all non-employee directors) with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development, and financial success.
•The Board of Directors administers the DRSP. The Board has the power and authority to approve the grant of common shares subject to forfeiture (“Restricted Shares”) to Eligible Directors; approve the terms and conditions; adopt, alter, and repeal such administrative rules, guidelines, and practices governing the DRSP as it shall, from time to time, deem advisable; interpret the terms and provisions of the DRSP and any agreements related thereto; and take any other actions the Board considers appropriate.
•If Amendment No. 2 is approved the maximum aggregate number of common shares that may be issued under the DRSP as Restricted Shares shall be increased by 200,000 for a total of 1,050,000. The Restricted Shares that may be issued under the DRSP may be authorized but unissued common shares or issued shares reacquired by the Company and held as Treasury Shares.
•The Restricted Shares granted under the DRSP will be authorized by the Board and will be evidenced by a written agreement in the form approved by the Board, which will be dated as of the date on which the Restricted Shares are granted, will be signed by an officer of the Company, will be signed by the participant, and will describe the terms and conditions to which the award of Restricted Shares is subject.
•The DRSP provides for the forfeiture of rights granted under the DRSP of unvested shares on death, disability, resignation, refusal to stand for re-election or failure to be elected, unless otherwise determined by the Board.
•No Eligible Director may receive a grant of Restricted Shares in excess of 10,000 shares in any one calendar year.
•The Board may modify, suspend or terminate the DRSP as long as it does not impair the rights thereunder of any participant. If this proposal is approved, the total number of common shares authorized under the DRSP would represent approximately 3.8% of the Company’s outstanding common shares and the additional 200,000 common shares authorized under Amendment No. 2 would represent approximately 0.7% of the Company’s outstanding common shares.

Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting is required for approval of the Amendment. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.
The Board of Directors recommends that you vote FOR Proposal Four.
CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters
The Company’s Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees are posted on our website at www.stoneridge.com.
Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.
Corporate Ethics Hotline
We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting or auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
Director Independence
The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election as a director are independent:

Ira C. Kaplan	George S. Mayes, Jr.	Paul J. Schlather
Kim Korth	Carsten J. Reinhardt	Frank S. Sklarsky
William M. Lasky	Sheila Rutt
Annual Board and Committee Self-Evaluations
Our Corporate Governance guidelines require that the Board and each Committee conduct an annual self-evaluation. The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each Committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each Committee conduct a self-evaluation/assessment using questionnaires to facilitate the evaluation. The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.
The Board of Directors’ Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, cybersecurity and information security risks and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the Committees regarding risk oversight in their areas of responsibility.

The Board of Directors’ Role in Ethics and Compliance
The Company is committed to a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics. The Board established the Compliance and Ethics Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Conduct and Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements.
Oversight of Human Capital Management
The Company strives to create a welcoming work environment and inclusive culture that allows all employees to feel valued and have the confidence to do their jobs well. The Board understands the importance of an inclusive, performance-driven culture to our ongoing success and is actively engaged with our President and Chief Executive Officer and our Chief Human Resources Officer and Assistant General Counsel across a broad range of human capital management topics. On an annual basis, the Board reviews the results of our annual talent review process and succession plans for our President and Chief Executive Officer and our other executive officers. In addition, talent strategy and the results of employee engagement surveys are regularly discussed with the Board, including retention, engagement and talent development.
Oversight of Environmental, Social and Governance (ESG) Management
The Board provides oversight and guidance on the Company’s ESG-related initiatives, and the Board Committees have various responsibilities connected to ESG matters. The Board’s Compliance and Ethics Committee provides oversight of the Company’s ESG policies, strategies and performance related to sustainability matters, corporate social responsibility, and ethics and compliance. The other Board committees receive updates and provide guidance on specific topics related to sustainability and other ESG-related topics that otherwise fall within their committee charters.
The Company’s internal cross-functional ESG Steering Committee continually works to refine the Company’s overall ESG and sustainability efforts and meets regularly to oversee and monitor progress on our initiatives. The Company’s Director of Compliance and EH&S leads the ESG Steering Committee and the Chief Human Resources Officer and Assistant General Counsel provides oversight and champions our key ESG and sustainability initiatives. The Director of Compliance and EH&S provides regular updates to the Executive Leadership Team and the Compliance and Ethics Committee on the Company’s sustainability initiatives including the efforts of the ESG Steering Committee.
Cybersecurity, Information Security and Data Privacy
The Company’s Board of Directors, as a whole, has oversight responsibility for our strategic and operational risks. The Board’s Audit Committee oversees the Company’s information security, cybersecurity and data privacy risk management program. The Audit Committee is responsible for board-level oversight of cybersecurity risk, and the Audit Committee regularly reports risks and compliance actions to the Board. As part of its oversight role, the Audit Committee receives reporting about the Company’s strategy, programs, incidents and threats, and other developments and action items related to cybersecurity regularly throughout the year, including through periodic updates from the Chief Information Officer. Additionally, ad hoc matters of interest, key risks and relevant industry news are provided to the Board and Audit Committee throughout the year as needed.
The Company’s cybersecurity activities align to the Center for Internet Security and Cybersecurity Controls.
The Company has established a cybersecurity policy which requires mandatory compliance of all Company directors, officers, employees, interns, consultants, and contractors. The Company has also established cybersecurity and information security awareness training programs. Employees with access to the Company’s network receive annual training on topics such as phishing, malware, and other cybersecurity risks. Training is administered and tracked through online learning modules. The Board receives cybersecurity awareness training on a periodic basis. This training is to raise awareness of typical security risks as well as new and evolving risks to our Company.

Insider Trading and Pre-Clearance Policy
Our Insider Trading and Pre-Clearance Policy governs the purchase, sale or other disposition of the Company’s securities by directors, officers and employees. The Insider Trading and Pre-Clearance Policy promotes compliance with insider trading laws, rules and regulations, and NYSE listing applicable standards.
Anti-Hedging Policy
Our Insider Trading and Pre-Clearance Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading and Pre-Clearance Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in prepaid variable forward contracts, equity swaps, collars, exchange funds, put options, call options or other derivative securities, on an exchange or in any other organized market.
Anti-Pledging Policy
Our Insider Trading and Pre-Clearance Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading and Pre-Clearance Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
The Board of Directors
In 2023 the Board held 10 meetings. Each Board member attended at least 75% of the meetings of the Board and of the Committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our directors attended the 2023 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. Other than Mr. Zizelman, the Company’s President and CEO, all directors are independent.
Leadership of the Board
The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board because the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction of the Company and management of our day-to-day operations.
Committees of the Board
The Board has four standing Committees to facilitate and assist the Board in the execution of its responsibilities. These Committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees is independent as defined under the listing standards of the NYSE. The table below shows the current composition of the Board’s Committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
William M. Lasky	Ira C. Kaplan	Ira C. Kaplan	Ira C. Kaplan
Carsten J. Reinhardt	Kim Korth*	Kim Korth	George S. Mayes, Jr.*
Paul J. Schlather	William M. Lasky	William M. Lasky*	Paul J. Schlather
Frank S. Sklarsky*	Sheila Rutt	George S. Mayes, Jr.	Frank S. Sklarsky
		Carsten J. Reinhardt	Sheila Rutt
* Committee Chairperson

Audit Committee
This Committee held eight meetings in 2023. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Schlather and Mr. Sklarsky each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition, under the Sarbanes-Oxley and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.
Compensation Committee
This Committee held five meetings in 2023. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules and is a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee is responsible for establishing and reviewing the Company’s compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2023, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.
Nominating and Corporate Governance Committee
This Committee held two meetings in 2023. The purposes of the Nominating and Corporate Governance Committee are to (a) evaluate the qualifications of director nominees, (b) recommend candidates for election as directors, (c) make recommendations concerning the size and composition of the Board, (d) develop and implement our corporate governance policies, and (e) assess the effectiveness of the Board.
Compliance and Ethics Committee
This Committee held six meetings in 2023. The purposes of the Compliance and Ethics Committee are to assist the Board in overseeing (a) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Stoneridge Integrity Program; (b) the Company’s compliance with legal and regulatory requirements in collaboration with the Audit Committee; (c) the Company’s ESG initiatives, and (d) the Company’s commitment to establishing a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics.
Nominations and Nomination Process
It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this Committee for that year’s election of directors at the Annual Meeting of Shareholders.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:
•the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•the full legal name, address, email address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;
•a written acknowledgment by the individual being recommended that he or she has consented to the recommendation, and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•the disclosure of any relationship of the individual being recommended with the Company or any of the Company’s subsidiaries or affiliates, whether direct or indirect; and
•the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).
The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, experience, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so.
In evaluating the suitability of director and senior leadership candidates, the Nominating and Corporate Governance Committee and the Board take into account many factors such as expertise in various business disciplines (e.g., finance, risk management, etc.), educational and professional background, analytical ability, diversity of experience and viewpoint in the context of the needs of the Board and the Company as the Company’s business evolves, and willingness to devote adequate time to Board or leadership duties. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information about them contained in the Recommendation Notices. In its recruitment process the Nominating and Corporate Governance Committee and Board will consider a pool of potential candidates reflecting diversity in gender, race, ethnic background, country of citizenship and professional experience. The Board often engages a third-party firm to assist with these searches who is asked to present a diverse pool of potential candidates. The Board believes that the backgrounds and qualifications of its directors and leadership team, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board and Company to fulfill its responsibilities. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective with the other members of the Board, in collectively serving the long-term best interests of our shareholders.
The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 6 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2023. In addition, no Compensation Committee interlocks existed during 2023.

Communications with the Board of Directors
The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.
Transactions with Related Persons
There were no reportable transactions involving related persons in 2023.
Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Compliance and Ethics Committee for evaluation and approval by the Committee, or if the Committee elects, by the full Board. If the transaction is determined to involve a related party, the Compliance and Ethics Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.
Human Capital Disclosure
As of December 31, 2023, Stoneridge employed approximately 4,850 full time and temporary employees in 14 countries, with about 86% located outside of the United States. Although we have no collective bargaining agreements covering U.S. employees, a significant number of employees located in Brazil, China, Estonia, Mexico, Netherlands, Sweden and the United Kingdom either (i) are represented by a union and are covered by a collective bargaining agreement, or (ii) are covered by a works council or other employment arrangements required by law. We work to ensure positive relations with our employees.
We strive to create a work environment that enhances employee engagement, fosters productivity, and is aligned with our values of Integrity, Accountability, Teamwork, Adaptability, Customer Orientation, and Social Responsibility. We know that our success is dependent on our employees’ engagement, performance, skills, and development. To that end, we have established talent management programs, which include but are not limited to the following:
•Periodic global employee engagement surveys and subsequent action planning
•Regular talent reviews for employee development and succession planning
•Feedback and coaching to ensure performance is aligned with our goals and strategic direction
•Delivery of Code of Conduct and other ethics and compliance-based training
•New employee orientation with globally consistent and locally flexible messaging
•Frequent global “town hall” meetings and other communications
•Employee wellness programs
•Opportunities for community and charitable involvement
•Employee mentoring program
•Internship programs

When we hire new employees, we focus not just on the skills required for current positions, but the ever-changing complex skills and competencies that will be required as we move forward on our path to being the mobility industry’s integrated technology partner. We seek diverse sources for candidates and we offer wages and benefits that are competitive in the markets where employees are located.
The Company is committed to creating diverse, equitable and inclusive workplaces that align with our core values and deliver sustainable business success. It is our mission to attract, advance and advocate for a diverse workforce that represents the communities around us. To this end, we have created a global steering committee to drive diversity, equity and inclusion initiatives across its various sites and functions and report on progress to our executive leadership team and Board of Directors. Additionally, we are challenging and responding to bias and eliminating barriers through fair policies and practices. We are building an inclusive Stoneridge where all employees can grow, excel, and contribute to our success in a meaningful way.
The Human Resources function is an active and visible partner to the business at all levels. Our Chief Human Resources Officer and Assistant General Counsel reports directly to the Chief Executive Officer and interacts frequently with the Company’s Board of Directors. Our Human Capital focus will continue to be on employee engagement, employee and leadership development, communications, and employee health and safety.
ESG Initiatives
The Company’s culture, policies, external communications, products, and other initiatives reflect the growing importance that ESG matters have to our shareholders, employees and the industry. The Company strives to provide durable long-term value to our shareholders; support our employees and partners; and make a positive contribution to the communities where we live and work while continuously improving our operational practices to minimize our impact on the environment.
Our culture and core values are central to how we operate and grow as a company. We recognize that conducting our business in a responsible way is important to all our stakeholders. Our core values include social responsibility:
We will operate our business and personally conduct ourselves in our workplace in a manner that supports employee safety, treats all equally and respectfully, benefits our communities and remains mindful of our impact on the environment.
Several ESG-related policies and statements support this cultural commitment, including the Company’s:
•Code of Conduct
•Global Human Rights and Working Conditions Policy
•Environmental Policy
•Health and Safety Policy
•Cybersecurity Policy
•Anti-Corruption Policy
•Policy Against Discrimination and Harassment
•Conflict Minerals Policy
•Modern Slavery Act Statement
•Whistleblower Policy
•Global Quality Agreement and Supplier Code of Conduct
The Company also demands accountability on these matters from its business partners. Our suppliers agree to follow the Company’s Global Quality Agreement and Supplier Code of Conduct, which effectively cascades these policies throughout its supply chain. We check these commitments through a regular supplier audit program and issue-specific inquiries.
We also believe transparency and accountability are critical to driving a more sustainable future. To this end, we provide annual public reporting on climate-related risks and opportunities through the CDP’s Climate Change and Water Security disclosures. Additionally, in January 2024, we published our first Task Force for Climate-Related Financial Disclosures (TCFD) report that details the efforts underway at the Company to address both the risks and opportunities related to climate change.

The Company’s dedication to these matters is further reflected in our product portfolio, which is focused on sustainable solutions that drive positive change through the mobility industry. We are committed to designing and manufacturing products that are applicable to evolving engine types and maintain sustainable attributes, including improving vehicle safety and efficiency and reducing greenhouse gas emissions. Our product offerings power vehicle intelligence, provide increases in efficiency, reduce vehicle emissions and improve safety and security for vehicles, cargo, drivers and the public.
The Company continually works to improve our ability to identify and manage the ESG factors that can impact the Company and our stakeholders. We continue to make progress on our sustainability efforts by addressing the ESG factors most important for the Company. As such, we plan to publish our first Sustainability Report in the second quarter of 2024 which expands on our environmental, social, and governance efforts.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board (the “Committee”) in 2023 as it relates to the compensation of our NEOs.
Named Executive Officers for 2023

Name	Title
James Zizelman	President & Chief Executive Officer
Jonathan B. DeGaynor	Former President & Chief Executive Officer
Matthew R. Horvath	Chief Financial Officer & Treasurer
Susan C. Benedict	Chief Human Resources Officer & Assistant General Counsel
Caetano R. Ferraiolo	President, Stoneridge Brazil
Salvatore D. Orsini	Chief Procurement Officer

2023 Overview
In 2023, the Company benefited from improved global macroeconomic conditions compared to the prior year primarily due to increased production volumes in our primary end markets as well as improved supply chain dynamics. However, we faced significant macroeconomic headwinds that impacted the global transportation industry in 2023, including the UAW strike and the slower-than-expected rate of penetration for electric vehicles in the North American passenger vehicle end market. Our 2023 financial performance was driven by the execution of our new program launches and the ramp-up of recently launched programs, continuous improvement in our manufacturing facilities and the execution of operating expense initiatives to both reduce cost and improve efficiency. We remain focused on product development that aligns with industry megatrends and products that will drive future growth. Looking forward, we will continue to evaluate our cost structure and organization to ensure that we are optimizing cost and organizational capability.
The actions of the Committee and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2023. Highlights from the year and our performance are as follows:
•Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies, and targeted customers.
•Net sales increased by 8.4% compared to the prior year due to higher sales in our Electronics segment. Our Electronics segment net sales increased primarily due to higher sales volumes in our European and North American commercial vehicle markets, including the launches of a next generation tachograph product for OEM and aftermarket applications in Europe, and our first OEM MirrorEye program in North America, as well as the impact of negotiated price increases. Partially offsetting these increases was a reduction in required electronic component spot buy purchases. Our Control Devices segment net sales decreased primarily due to a decrease in our North American automotive market, which was adversely impacted in the fourth quarter of 2023 by the UAW strike and a slower than expected penetration rate for electric vehicle platforms, as well as a decrease in our agricultural market. These decreases were offset by negotiated price increases and an increase in our China commercial vehicle and automotive markets. Our Stoneridge Brazil segment net sales increased due to favorable foreign currency translation and higher sales of our OEM products offset by lower sales demand for our other product lines.
Net loss in 2023 improved by $8.9 million, or 63.1%, compared to the prior year, primarily due to additional contribution from higher sales levels, including the benefit of negotiated price increases and favorable foreign exchange fluctuations offset by higher SG&A and D&D spending, including higher business realignment costs as well as higher interest expense. Based on the Company’s actual first half of 2023 performance, incentive payments under AIP were paid in excess of threshold but less than target.

Compensation Philosophy and Objectives
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational, and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•Align total compensation with the objectives and strategies of our shareholders and business.
•A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and will not be earned unless at least the minimum threshold performance is achieved.
Elements of Compensation
Following are the elements of our executive compensation program and the objectives for including them.

Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or consolidated financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare and retirement benefits, and limited perquisites that align with our compensation philosophy.
Mix of Compensation
Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.
There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Total Target Compensation
Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the payouts realized under the annual and long-term incentive plans, as determined by results on the performance metrics. For awards under the long-term incentive plan, the value is also based on the price of our common shares. The following charts show the weighting of each element of 2023 total target annualized compensation for the CEO (Mr. Zizelman), and average for the other NEOs. This demonstrates our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

Base Salary
31%
Long-Term
Incentive
Target
38%
CEO
Annual
Incentive
Target
31%

Long-Term Incentive Target 31%
Base Salary 44%
Other NEOs
Annual Incentive Target 25%

Compensation Policies and Best Practices
To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals:
•Significant emphasis on performance-based compensation
•Use of an independent compensation consultant whose firm does no other work for the Company
•Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•Use of the TSR metric in the long-term incentive plan to align executive and shareholder interests
•Include caps on both the annual incentive plan and the long-term incentive plan
•Provide limited perquisites to executive officers
•Maintain stock ownership guidelines for our executive officers and non-employee Directors
•Established anti-hedging and anti-pledging policies
•Recoupment of compensation set forth in a newly adopted NYSE compliant Recovery Policy (which replaced the Company’s existing Clawback Policy)
•Conduct an annual compensation risk assessment
The Compensation Committee
The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:
•Ensures there is a clear, reasonable, and logical linkage between executive officer compensation programs and overall Company performance
•Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation

•Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as Company performance and market conditions
•Reviews, advises on, and approves new or revised compensation plans
Independent Compensation Consultant
The Committee retains the services of an independent compensation consultant to assist the Committee with the following:
•Appraising relevant trends and compensation developments in the market
•Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•Providing Comparator Group analysis
•Providing market data for the CEO position and other executive officers
In 2023, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).
Management
The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.
Comparator Group
The Comparator Group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. The Committee reviews and approves the Comparator Group annually. Factors considered by the Committee in selecting Comparator Group companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The companies in the Comparator Group in 2023 were:

Allison Transmission	Donaldson	Methode Electronics
CalAmp	Dorman Products	Modine Manufacturing
CIRCOR International	Franklin Electric	Rogers
Columbus McKinnon	Gentex	Standard Motor Products
Commercial Vehicle Group	Gentherm	Strattec Security
Cooper-Standard	LCI Industries	Superior Industries
CTS	Littelfuse	Visteon
Curtiss-Wright	Martinrea International	Wabash National
Compensation Benchmarking
TRS provides the Committee with the 50th and 75th percentiles of the Comparator Group for base salary, cash bonus, long-term incentives, and total direct compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive, and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the Comparator Group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s experience, performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation
At our 2023 Annual Meeting of Shareholders, our executive compensation program received the support of approximately 96% of the votes cast on the Say-on-Pay proposal. The Committee has considered the results of this vote and views this outcome as evidence of shareholder support of its executive compensation decisions and policies. The Committee will continue to review and consider the annual shareholder votes on our executive compensation program.
Base Salary
Base salary sets the foundation of our compensation program for our executive officers. The annual cash incentive compensation targets and long-term incentive targets are typically established as a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry, and competitive market data, as discussed above. In each case, due consideration is given to individual factors, such as the officer’s experience, competencies, performance, and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our Comparator Group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee typically approves executive officer base salaries with an effective date of January 1st. Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur.
CEO Compensation
Mr. DeGaynor resigned as CEO and President of the Company effective January 30, 2023.
During the period January 1, 2023 through January 30, 2023, Mr. DeGaynor received his regular compensation in the form of salary and car allowance. Mr. DeGaynor’s salary is shown in the “Summary Compensation Table” and his car allowance is shown in the “Other Compensation” table. Mr. DeGaynor received a payment for his accrued vacation for the period January 1, 2023 through January 30, 2023 which is shown in the “Other Compensation” table. On January 30, 2023 the Board awarded 40,000 restricted stock units to Mr. DeGaynor with a vesting date of July 30, 2023 which is shown in the “All Other Stock Awards” column of the “Grant of Plan-Based Awards” table. The Board entered into a consulting agreement effective January 30, 2023 with Mr. DeGaynor which is described on page 35.
Effective January 31, 2023 the Board appointed Mr. James Zizelman as CEO and President of the Company.
The Board established the annual salary for Mr. Zizelman at $600,000 and the target annual incentive award at $600,000. On March 13, 2023, Mr. Zizelman was granted a $750,000 target long term incentive award consisting of restricted stock units and performance shares similar to the long-term incentive awards granted to other Stoneridge executive officers.
Annual Incentive Awards
Our executive officers and other key employees participate in our AIP, which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. The stated objectives of the AIP include retaining and motivating key employees and rewarding them for performance aligned with the growth and profitability of the Company. In 2023, the Company benefited from improved global macroeconomic conditions compared to the prior year primarily due to increased production volumes in our primary end markets as well as improved supply chain dynamics. However, we faced significant macroeconomic headwinds that impacted the global transportation industry in 2023, including the UAW strike and the slower-than-expected rate of penetration for electric vehicles in the North American passenger vehicle end market.
To ensure the proper measurement of financial performance and incentive opportunities, the Committee established two performance periods for the 2023 AIP. For 2023, this structure allowed the Company to better address dynamic macroeconomic volatility and adjust to external factors while setting appropriate incentive-based performance targets. The performance periods were set as follows:
•Performance Period 1: January 1, 2023 to June 30, 2023
•Performance Period 2: July 1, 2023 to December 31, 2023

Similar to 2022, both consolidated financial performance metrics, and, where appropriate, divisional metrics to incentivize specific performance were included in the 2023 AIP. AIP includes an individual performance metric for executive officers and other planned participants as a way to incentivize and reward specific strategic and measurable activities that are particular to each participant's area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics. The individual metric functions as a multiplier in the overall weighted average achievement and can range from 90% to 110%, but was not utilized in 2023.
The consolidated and divisional financial performance metric targets were established based on our 2023 business plan. The targets were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2023 AIP, the threshold and maximum levels for achievement on the consolidated and divisional financial metrics varied by metric.
For each performance metric, specific levels of achievement for threshold, target, and maximum were established. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and below threshold, no payout is achieved. Threshold achievement on the Consolidated Operating Income metric is required for the other metrics to pay out above their threshold levels. The AIP incentive compensation payout earned between the threshold and maximum levels is prorated.
At the March 2023 Compensation Committee meeting, the Committee approved the Company’s 2023 AIP Performance Period 1 targets and performance metrics. In August 2023, the Compensation Committee approved the Performance Period 1 achievement and payments. At the September 2023 Compensation Committee meeting, the Committee approved the Company’s AIP Performance Period 2 targets and performance metrics. The AIP targets for both Periods are expressed as a percentage of the executive officer’s base salary.
The 2023 AIP metrics and weightings for Mr. Zizelman were as follows:

Metrics	01/01/23-01/31/23	02/01/23-12/31/23
Consolidated Operating Income	20%	70%
Consolidated Free Cash Flow	10%	30%
Control Devices Operating Income	40%
Control Devices Free Cash Flow	30%
The 2023 metrics and weightings for Mr. Horvath, Ms. Benedict and Mr. Orsini for 2023 were as follows:

Metrics	01/01/23-12/31/23
Consolidated Operating Income	70%
Consolidated Free Cash Flow	30%
The 2023 metrics and weightings for Mr. Ferraiolo for 2023 were as follows:

Metrics	01/01/23-12/31/23
Consolidated Operating Income	20%
Consolidated Free Cash Flow	10%
Stoneridge Brazil Operating Income	40%
Stoneridge Brazil Free Cash Flow	30%
For Performance Period 1, the Consolidated, Control Devices and Stoneridge Brazil metric results were above target, resulting in AIP payments above target. For Performance Period 2, the Consolidated Operating Income metric results were below threshold and no AIP awards were earned by NEOs.

The AIP metrics, performance targets, and achievement for both periods in 2023 are summarized as follows:
Performance Period 1

	Threshold ($000)		Target ($000)		Maximum ($000)		Results ($000)		Achievement
Consolidated Metrics:
Operating Income		$(3,500)		$1,000		$7,700		$10,400	200.0%
Free Cash Flow		$(21,700)		$(18,300)		$(13,200)		$(21,000)	26.8%
Control Devices Metrics:
Operating Income		$8,300		$9,500		$11,300		$9,500	100.0%
Free Cash Flow		$6,300		$7,200		$8,600		$6,000	0.0%
Stoneridge Brazil Metrics:
Operating Income (BRL)	R$	7,500	R$	12,500	R$	16,300	R$	17,100	200.0%
Free Cash Flow (BRL)	R$	3,000	R$	5,000	R$	7,000	R$	4,800	91.7%
Performance Period 2

	Threshold ($000)		Target ($000)		Maximum ($000)		Results ($000)		Achievement
Consolidated Metrics:
Operating Income		$17,200		$21,700		$28,400		$13,100	0.0%
Free Cash Flow		$3,600		$7,000		$12,100		$(6,500)	0.0%
Stoneridge Brazil Metrics:(1)
Operating Income (BRL)	R$	13,200	R$	16,600	R$	23,200	R$	19,300	141.1%
Free Cash Flow (BRL)	R$	9,800	R$	12,300	R$	17,200	R$	25,100	200.0%
(1)Achievement is zero since Consolidated Operating Income was below threshold for Performance Period 2.
The following table provides the total 2023 AIP targets and achievement for the combined Performance Periods:

Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved	Target Bonus	Achieved Bonus
James Zizelman	97%	68.7%	$580,000	$398,179
Matthew R. Horvath	60%	74.0%	$247,500	$183,150
Susan C. Benedict	60%	74.0%	$202,230	$149,650
Caetano R. Ferraiolo	50%	68.6%	$167,137	$114,656
Salvatore D. Orsini	50%	74.0%	$166,400	$123,136
Long-Term Incentive Awards
We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The objective when establishing targets for performance share metrics is that they are challenging but achievable and aligned with budget expectations. Under our LTIP, executive officers may be granted share options, share units, performance shares, restricted common shares, and other equity-based awards. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2023, we used the following long-term incentive vehicles to provide grants to our executive officers:
•Time-Based Restricted Share Units (“RSUs”): RSUs provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of RSUs granted) after a three-year vesting period, provided that the executive officer is still employed by the Company.

•Performance-Based Share Units (“Performance Shares”) - Total Shareholder Return: These awards may be earned based on our TSR over a three-year period relative to the TSR of our 2023 Peer Group, which is comprised of our 2023 Comparator Group of companies. The following table shows the payout levels associated with TSR percentile ranking. We believe the use of the TSR metric effectively aligns executive and shareholder interests. The Performance Shares earned based on the TSR metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

SRI TSR v. Peer Group	Calculation of # of Shares	Shares Earned as a % of Target Shares
50th - 100th percentile	SRI percentile x 2.0	100% - 200%
30th - 49th percentile	50% + {2.5 x (SRI percentile-30)}	50% - 99%
< 30th percentile	n/a	0%
•Performance Shares – Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”): In 2023, we granted Performance Shares that may be earned after three years based on our average actual EPS and ROIC relative to the average budgeted EPS and ROIC over the three-year performance period. In the table below, the 2023 targets and results on each of those metrics is shown, as well as the target for the 2024 tranche of the grant. The EPS and ROIC targets for the final tranche will be set when the 2025 budget is established.
2023 Grant
2023 LTIP Grant - EPS

Average Annual EPS	Target Based on Budget	Actual Results
2023 EPS	$0.00	($0.08)
+2024 EPS	$0.30	TBD
+2025 EPS	TBD	TBD
2023 LTIP Grant - ROIC

Average Annual ROIC	Target Based on Budget	Actual Results
2023 ROIC	3.8%	3.3%
+2024 ROIC	5.4%	TBD
+2025 ROIC	TBD	TBD
Threshold performance is achieved at 70% of target and maximum performance is achieved at 130% of target. Below the threshold, no shares will be earned. At target, 100% of the performance shares will be earned. The maximum performance shares that may be earned is 200% of target.

	EPS & ROIC Three - Year Average Performance
	Below Threshold	Threshold	Target	Maximum
Results as a % of Target	< 70%	70%	100%	130%
Target Shares Earned	0%	50%	100%	200%
Provided the executive officer remains employed, and depending on performance relative to the target, the number of vested Performance Shares is prorated between the minimum and maximum amounts. The Performance Shares earned based on the TSR, EPS, and ROIC metrics will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

The following chart shows the allocation of the LTIP awards that were granted in 2023:
The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparator Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance, and potential contributions. The targeted value of 2023 LTIP grants were established as listed in the table below.

Executive Officer	Targeted Value 2023 Grant
James Zizelman	$750,000
Matthew R. Horvath	$350,625
Susan C. Benedict	$286,493
Caetano R. Ferraiolo	$200,565
Salvatore D. Orsini	$166,400
The grant date fair value of the RSUs and Performance Shares awarded in 2023 are included in the “Stock Awards” column of the Summary Compensation Table. The RSUs awarded in 2023 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the Performance Shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.
The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once per year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer with equity-based compensation as a component.
Retention Awards
In addition to the LTIP grants shown above, the Committee granted one-time retention awards to Mr. Horvath, Ms. Benedict, Mr. Ferraiolo and Mr. Orsini. The awards were granted on June 20, 2023 in the form of phantom shares and will vest on June 20, 2025. Upon vesting, the phantom shares will be paid in cash based on the closing price of the Company’s common shares as of June 20, 2025, provided the employees remain employed on that date. The Committee acknowledged that the executives have experienced significant internal and external challenges and acknowledge the importance of stability of the high-performing team. Therefore, these awards are in recognition of performance and for retention purposes. The number of phantom shares granted and the fair market value of the retention awards are listed in the table below.

Executive Officer	Phantom Shares	Fair Market Value
Matthew R. Horvath	29,103	$521,526
Susan C. Benedict	29,103	$521,526
Caetano R. Ferraiolo	14,551	$260,754
Salvatore D. Orsini	11,641	$208,607

2022 Grant Update
In 2022, Performance Shares were granted that may be earned after three years based on our average annual actual EPS and ROIC relative to the average annual budgeted EPS and ROIC over the three-year performance period. In the table below, the 2022 and 2023 targets and results on each of those metrics is shown, as well as the target for the 2024 tranche of the grant.
2022 LTIP Grant - EPS

Average Annual EPS	Target Based on Budget	Actual Results
2022 EPS	($0.03)	($0.52)
+2023 EPS	$0.00	($0.08)
+2024 EPS	$0.30	TBD
2022 LTIP Grant - ROIC

Average Annual ROIC	Target Based on Budget	Actual Results
2022 ROIC	1.6%	0.5%
+2023 ROIC	3.8%	0.3%
+2024 ROIC	5.4%	TBD
The TSR Peer Group for the 2022 grant consisted of the following companies(1):

Allison Transmission Holdings Inc	Dorman Products Inc	Modine Manufacturing Co
CalAmp Corp	Franklin Electric Co Inc	Rogers Corp
Columbus McKinnon Corp	Gentex Corp	Standard Motor Products Inc
Commercial Vehicle Group Inc	Gentherm Inc	Strattec Security Corp
Cooper-Standard Holdings Inc	LCI Industries	Superior Industries International Inc
CTS Corp	Littelfuse Inc	Visteon Corp
Curtiss-Wright Corp	Martinrea International Inc	Wabash National Corp
Donaldson Company Inc	Methode Electronics Inc
(1)Altra Industrial Motion, CIRCOR International and Meritor were in the original TSR Peer Group but have been excluded because they were acquired or merged with another company during the performance period.
2021 Grant Update
The performance period for the Performance Shares that were granted in 2021 ended on December 31, 2023. The shares vested on March 8, 2024, as shown below. No performance shares were earned during the performance period due to company underperformance. These shares are included for the NEOs, as applicable, in the Outstanding Equity Awards at Year-End table.
2021 LTIP Grant - Performance Period Results

Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2020-2022)	Payout % of Target Shares
Time-Based RSU	3/8/2021	3/8/2024	45%	n/a	100%
Performance Shares - TSR	3/8/2021	3/8/2024	25%	13th percentile of Peer Group	0%
Performance Shares - EPS	3/8/2021	3/8/2024	20%	(211%) of Target	0%
Performance Shares - ROIC	3/8/2021	3/8/2024	10%	13% of Target	0%

The TSR Peer Group for the 2021 grant consisted of the following companies(1):

Allison Transmission Holdings Inc	Dorman Products Inc	Modine Manufacturing Co
CalAmp Corp	Franklin Electric Co Inc	Rogers Corp
Columbus McKinnon Corp	Gentex Corp	Standard Motor Products Inc
Commercial Vehicle Group Inc	Gentherm Inc	Strattec Security Corp
Cooper-Standard Holdings Inc	LCI Industries	Superior Industries International Inc
CTS Corp	Littelfuse Inc	Visteon Corp
Curtiss-Wright Corp	Martinrea International Inc	Wabash National Corp
Donaldson Company Inc	Methode Electronics Inc
(1)Altra Industrial Motion, CIRCOR International, Lydall and Meritor were in the original TSR Peer Group but have been excluded because they were acquired or merged with another company during the performance period.
Perquisites
We provide executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers. The incremental costs of the perquisites for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Employment Agreements
We use employment agreements in limited situations.
Mr. DeGaynor Employment Agreement
In 2015, we entered into an Employment Agreement (the “DeGaynor Employment Agreement”) with Mr. DeGaynor, which was then amended in February 2021. The amended DeGaynor Employment Agreement provides for a minimum annual base salary of $500,000; participation in the annual incentive plan; a monthly auto allowance; participation in the Company’s customary benefit plans including an annual executive physical and participation in the long-term incentive plan. In addition, if Mr. DeGaynor was terminated without cause, we were obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year, and if the termination occurred in the last six months of the fiscal year, he would have been paid a prorated annual incentive. The DeGaynor Employment Agreement was automatically renewable annually unless notice of termination was delivered by either party before the end of the then current term.
The DeGaynor Employment Agreement was terminated by mutual agreement on January 30, 2023. Mr. DeGaynor stepped down as President and Chief Executive Officer and as a member of the Board of Directors of the Company. In connection with Mr. DeGaynor’s resignation, Mr. DeGaynor and the Company entered into a Consulting Services Agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. DeGaynor provided transition-related consulting and advisory services to the Company (the “Consulting Services”) following his resignation for a period of six months (the “Consulting Period”). Pursuant to the Consulting Agreement, Mr. DeGaynor received (1) a monthly car allowance of $1,200 for the duration of the Consulting Period, (2) $15,000 in legal fees, (3) $27,033 in Company paid COBRA coverage under the Company’s healthcare plan for twelve months, (4) $33,595 in reimbursement for continued coverage under a life insurance policy provided through the Company, (5) a monthly consulting fee of $243,750, (6) vesting of any unvested equity awards held by Mr. DeGaynor pursuant to the 2020 Performance Share Grant Agreement, dated March 9, 2020, by and between Mr. DeGaynor and the Company as of his resignation though March 9, 2023, and (7) the vesting of a grant of restricted stock units relating to 40,000 Company common shares made to Mr. DeGaynor under the Company’s 2016 Long-Term Incentive Plan on January 30, 2023 prior to his resignation.
Mr. Zizelman Employment Agreement
On April 13, 2023, the Company and Mr. Zizelman entered into an Employment Agreement (the “Zizelman Employment Agreement”). The Zizelman Employment Agreement has an initial term of 11 months ending on December 31, 2023, and will be automatically renewed for one year every year thereafter unless notice of termination is delivered by either party at least 90 days before the end of the then current term. The Zizelman

Employment Agreement provides for an annual base salary of $600,000; participation in the Company’s AIP at a target of 100% of base salary; a monthly car allowance; and participation in the Company’s customary benefit plans for senior executive officers. In addition, under the Zizelman Employment Agreement the Company has agreed to grant Mr. Zizelman certain share-based awards under the Company’s current LTIP, equal in value on the grant date to 125% of his then current base salary.
If Mr. Zizelman is terminated by the Company without cause, or he terminates the Zizelman Employment Agreement and his employment for good reason, the Company (following receipt of a general release) shall be obligated to pay him severance equal to his annual base salary and target annual incentive. In addition, upon a termination without cause (or good reason termination), the Company must continue to cover his health and welfare benefits for a period of twelve months following such termination, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive.
Under the Zizelman Employment Agreement, Mr. Zizelman is entitled to be nominated for election to serve on the Company’s Board of Directors as long as the Zizelman Employment Agreement remains in effect. Mr. Zizelman is a nominee for election to the Board of Directors at the 2024 Annual Meeting of Shareholders.
Mr. Ferraiolo Administrative Services Agreement
Mr. Ferraiolo has an administrative services agreement (the “ASA”) governed under Brazilian law, with PST Electronica, LTDA, a subsidiary of the Company (“PST”), which is sometimes referred to as Stoneridge Brazil in the Company’s SEC filings, dated December 15, 2015, which provides that Mr. Ferraiolo will provide services to PST as operations director for the remuneration (in Brazilian reals) of monthly pay of R$81,166.67. In addition, pursuant to the ASA Mr. Ferraiolo is provided with health insurance, dental insurance, life insurance and a board standard automobile and is entitled to 30 vacation days annually.
There are no other employment agreements in effect with any other NEO.
Severance Plan
The Company provides executive severance through the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Horvath, Ms. Benedict, Mr. Ferraiolo and Mr. Orsini. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for twelve months and continue health and welfare benefits coverage over the same period of time. Severance protection for Mr. Zizelman is provided in his employment agreement, as described above. Severance protection for Mr. DeGaynor was provided in his employment agreement, as described above, which has been terminated.
Termination and Change in Control Payments
We have entered into change in control agreements with Mr. Horvath, Ms. Benedict, Mr. Ferraiolo, Mr. Orsini and certain other senior management employees. Change in control for Mr. Zizelman is provided in his employment agreement, as described above. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of the Company and our shareholders. Our termination and change in control provisions for the NEOs are summarized below in the “Potential Payments Upon Termination or Change in Control” table.
Tax Considerations
The Committee considers all factors that may have an impact on the design of the Company compensation program including the rules and regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). Section 162(m) of the Tax Code generally limits the deduction of compensation paid to” covered employees” (as defined in the Tax Code) to the extent such compensation exceeds $1.0 million to a covered employee in any fiscal year. The Committee annually reviews all compensation programs and payments with respect to the tax impact on the Company.
Accounting Treatment of Compensation
As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.

Share Ownership Guidelines
The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO and other executive officers must retain Company common shares equal in market value to five and three times, respectively, of their annual base salaries. The executive officers have a five-year accumulation period starting on the date of their first compensation-related equity award following their date of hire or promotion to a position, with retention requirements to achieve compliance, and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached. The accumulation period begins on the date of their first grant following their date of hire or promotion which subjects them to the guidelines.
Recovery Policy
To mitigate risk to the Company of awarding certain of its executives, including its NEOs, incentive compensation based on financial results that are subsequently restated, the Board adopted a Recovery Policy effective September 13, 2023, that complies with the final Securities and Exchange Commission and NYSE regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Recovery Policy replaces the prior Clawback Policy that was adopted by the Board on December 8, 2015. The Recovery Policy provides for recoupment of incentive compensation in the event of an accounting restatement resulting from noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The policy can be found as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Recovery Policy has not been triggered following its adoption in 2023.
Compensation Risk Assessment
The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.
As part of the evaluation, the Compensation Committee reviews a compensation risk assessment prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.
The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance; the mix of short-term and long-term compensation; the maximum payout levels for short-term and long-term incentives; the distribution of compensation between equity and cash; and other factors that mitigate risk.
The Compensation Committee reviewed the compensation risk assessment at the May 2023 Compensation Committee meeting and determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Kim Korth, Chairperson
Ira C. Kaplan
William M. Lasky
Sheila Rutt

Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for 2023.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
James Zizelman	2023	$585,533	$—	$741,678	$398,179	$27,984	$1,753,374
President & Chief Executive Officer	2022	$410,000	$—	$699,752	$—	$13,784	$1,123,536
	2021	$389,167	$25,000	$471,508	$—	$11,870	$897,545

Jonathan B. DeGaynor	2023	$75,483	$—	$962,400	$—	$4,884	$1,042,767
Former President & Chief Executive Officer	2022	$925,000	$—	$2,953,782	$—	$31,502	$3,910,284
	2021	$900,000	$25,000	$2,913,022	$—	$30,902	$3,868,924

Matthew R. Horvath	2023	$412,500	$—	$868,258	$183,150	$13,416	$1,477,324
Chief Financial Officer & Treasurer	2022	$356,833	$—	$398,554	$—	$12,416	$767,803
	2021	$269,333	$165,000	$256,121	$—	$11,312	$701,766

Susan C. Benedict	2023	$337,050	$—	$804,824	$149,650	$14,232	$1,305,756
Chief Human Resources Officer & Assistant General Counsel	2022	$315,000	$—	$304,124	$—	$11,401	$630,525
	2021	$283,333	$25,000	$356,844	$—	$8,135	$673,312

Caetano R. Ferraiolo	2023	$334,275	$—	$450,780	$114,656	$4,314	$904,025
President, Stoneridge Brazil

Salvatore D. Orsini	2023	$332,800	$—	$373,139	$123,136	$12,546	$841,621
Chief Procurement Officer
(1)The amounts included in the “Stock Awards” column represent the grant date fair value of time-based RSUs and Performance Shares computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. In 2023, RSUs, Performance Share awards and Phantom Share awards (which are settled in cash upon vesting) were granted to our NEOs. The Performance Share awards were expected to be earned at the target level when granted. The grant date fair value of the Performance Share awards, assuming the maximum level of performance would be achieved, is $824,927 for Mr. Zizelman, $385,656 for Mr. Horvath, $315,100 for Ms. Benedict, $211,356 for Mr. Ferraiolo and $182,980 for Mr. Orsini. Please see the “Grants of Plan-Based Awards for 2023” table for more information regarding the RSUs, Performance Shares and Phantom Shares granted in 2023.
(2)The Performance Share awards granted under the Company LTIP were reviewed and recalculated in 2024. Due to these calculations it was determined that the amounts of the grant date fair market values previously disclosed for 2021 and 2022 were less than the amounts calculated under FASB ASC Topic 718. The increase in the grant date fair value market value of the performance shares is included in the Stock Awards column. The increases in respective amounts in 2021 and 2022 for Mr. Zizelman are $42,588 and $30,410, for Mr. DeGaynor are $263,111 and $185,425, for Mr. Horvath are $9,579 and $17,697, and for Ms. Benedict are $23,197 and $18,049. These changes are also included in the Total Compensation column for 2021 and 2022.
(3)The amounts shown for 2023 in the “All Other Compensation” column are comprised of the following:

Executive Officer	Auto Allowance	401(k) Match	Group Term Life Ins	Other(1)	Total
James Zizelman	$13,200	$13,200	$1,584	$—	$27,984
Jonathon B. DeGaynor	$1,200	$—	$—	$3,684	$4,884
Matthew R. Horvath	$—	$13,200	$216	$—	$13,416
Susan C. Benedict	$—	$13,200	$1,032	$—	$14,232
Caetano R. Ferraiolo	$—	$—	$—	$4,314	$4,314
Salvatore D. Orsini	$—	$11,994	$552	$—	$12,546
(1)For Mr. DeGaynor, the amount represents the payment of his accrued vacation benefits from January 1, 2023 through January 31, 2023. For Mr. Ferraiolo the amount represents the cost of company paid benefits in 2023.

Grants of Plan-Based Awards in 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Executive Officer	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3),(4), (5),(6),(7)	($)(8)
James Zizelman		$295,000	$590,000	$1,180,000
	3/13/2023				11,831	23,664	47,328	19,363	$741,678
Jonathan B. DeGaynor	1/30/2023							40,000	$962,400
Matthew R. Horvath		$123,750	$247,500	$495,000
	3/13/2023				5,530	11,063	22,126	9,052	$346,732
	6/20/2023							29,103	$521,526
Susan C. Benedict		$101,115	$202,230	$404,460
	3/13/2023				4,518	9,039	18,078	7,396	$283,298
	6/20/2023							29,103	$521,526
Caetano R. Ferraiolo		$83,569	$167,137	$334,274
	3/13/2023				3,031	6,063	12,126	4,961	$190,026
	6/20/2023							14,551	$260,754
Salvatore D. Orsini		$83,200	$166,400	$332,800
	3/13/2023				2,624	5,249	10,498	4,296	$164,532
	6/20/2023							11,641	$208,607
(1)The amounts shown reflect awards granted under our 2023 AIP. In March 2023, the Compensation Committee approved the 2023 target AIP awards expressed as a percentage of the executive officer’s 2023 approved base salary. The Compensation Committee established two six month performance periods for the 2023 AIP awards from January 1, 2023 to June 30, 2023 and from July 1, 2023 to December 31, 2023. In March 2023, the Compensation Committee approved Company performance metrics and targets and a +/- 10% individual performance multiplier for the purpose of determining any amount to be paid out under the AIP for each executive officer for the 6 month period ended on June 30, 2023. In September 2023, the Compensation Committee approved Company and a +/- 10% individual performance multiplier for the purpose of determining the amount paid out under the AIP for each executive officer for the 6 month period ended on December 31, 2023. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2023 awards and performance measures.
(2)The amounts shown reflect grants of Performance Share awards made under our LTIP on March 13, 2023. The amount of the Performance Shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 25% of the awards, based on our EPS performance for 20% of the awards, and based on our ROIC performance for 10% of the awards for the performance period January 1, 2023 through December 31, 2025. The shares will vest on March 2, 2026, assuming the grantee is still employed on that date.
(3)The amounts shown reflect grants of time-based RSUs made under our LTIP. These RSUs were granted on March 13, 2023. The time-based grant comprises 45% of the total LTIP award, and will vest on March 2, 2026, assuming the grantee is still employed on that date.
(4)The amount shown for Mr. DeGaynor is a one-time grant of 40,000 time-based RSUs with a grant value of $962,400 received on January 30, 2023. These RSUs vested on July 30, 2023.
(5)The amounts shown for Mr. Horvath and Ms. Benedict include a grant of 29,103 phantom shares with a grant value of $521,526 received on June 6, 2023. These phantom shares will vest on June 6, 2025, assuming the individual is still employed on that date. Upon vesting, the phantom shares will be paid in cash on a one-for-one basis based on the Company’s closing stock price on June 6, 2025.
(6)The amount shown for Mr. Ferraiolo includes a grant of 14,551 phantom shares with a grant value of $260,754 received on June 6, 2023. These phantom shares will vest on June 6, 2025, assuming Mr. Ferraiolo is still employed on that date. Upon vesting, the phantom shares will be paid in cash on a one-for-one basis based on the Company’s closing stock price on June 6, 2025.
(7)The amount shown for Mr. Orsini includes a grant of 11,641 phantom shares with a grant value of $208,607 received on June 6, 2023. These phantom shares will vest on June 6, 2025, assuming Mr. Orsini is still employed on that date. Upon vesting, the phantom shares will be paid in cash on a one-for-one basis based on the Company’s closing stock price on June 6, 2025.
(8)The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Outstanding Equity Awards at Year-End

						Stock Awards
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
James Zizelman	5,258	(2)	$102,899	—	(10)	$—
	11,035	(3)	$215,955	11,035	(11)	$215,955
	19,363	(4)	$378,934	18,285	(12)	$357,837
	1,000	(5)	$19,570	—		$—
Matthew R. Horvath	1,184	(2)	$23,171		(10)	$—
	6,423	(3)	$125,698	6,422	(11)	$125,679
	9,052	(4)	$177,148	8,548	(12)	$167,284
	29,103	(6)	$569,546	—		$—
	6,353	(7)	$124,328	—		$—
	1,000	(5)	$19,570	—		$—
	5,438	(8)	$106,422	—		$—
Susan C. Benedict	2,865	(2)	$56,068	—	(10)	$—
	6,551	(3)	$128,203	6,549	(11)	$128,164
	7,396	(4)	$144,740	6,984	(12)	$136,677
	29,103	(6)	$569,546	—		$—
	1,000	(5)	$19,570	—		$—
Caetano R. Ferraiolo	1,476	(2)	$28,885	—	(10)	$—
	3,312	(3)	$64,816	3,312	(11)	$64,816
	4,961	(4)	$97,087	4,685	(12)	$91,685
	14,551	(6)	$284,763	—		$—
	1,000	(5)	$19,570	—		$—
	6,625	(9)	$129,651	—		$—
Salvatore D. Orsini	4,296	(4)	$84,073	4,056	(12)	$79,376
	11,641	(6)	$227,814	—		$—
(1)Time-based restricted share units (RSUs) and performance shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to performance shares, the actual number of common shares earned is based on the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding RSUs and performance shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 31, 2023 ($19.57). In calculating the number of performance shares and their value, we compare the Company’s performance through 2023 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we report the potential payout at the next highest level.
(2)These time-based share units vested on March 8, 2024.
(3)These time-based share units vest on March 3, 2025.
(4)These time-based share units vest on March 2, 2026.
(5)These time-based shares vested on March 3, 2024.
(6)These time-based phantom share units vest on June 20, 2025 and are paid in cash.
(7)These time-based share units vest on March 3, 2025.
(8)These time-based share units vest on September 1, 2024.
(9)These time-based share units vest on December 22, 2024.
(10)These Performance Shares vested on March 8, 2024. Performance on EPS, TSR and ROIC was below Threshold and therefore no shares were earned. Actual results are shown.
(11)These performance shares are scheduled to vest on March 3, 2025 subject to achievement of specified financial performance metrics. Performance is currently forecast to be below threshold for EPS (threshold is shown). Performance is currently forecast to be between threshold and target for ROIC (target is shown). Performance is currently forecast to be above target for TSR (target is shown).
(12)These performance shares are scheduled to vest on March 2, 2026 subject to achievement of specified financial performance metrics. Performance is currently forecast to be below threshold for TSR (threshold is shown). Performance is currently forecast to be between threshold and target for EPS and ROIC (target is shown).

Shares Vested in 2023

		Stock Awards(1)
Executive Officer	Number of Time-Based RSUs Acquired on Vesting (#)	Value Realized on Vesting ($)
James Zizelman	—	$—
Jonathan B. DeGaynor	105,124	$2,067,518
Matthew R. Horvath	1,381	$26,930
Susan C. Benedict	9,623	$183,635
Caetano R. Ferraiolo	3,705	$72,248
Salvatore D. Orsini	—	$—
(1)For Mr. DeGaynor the shares are from the 2020 LTIP grant that vested on March 9, 2023 and a special one-time grant that vested on July 30, 2023. For Mr. Horvath, the shares are from the 2020 LTIP grant that vested on March 9, 2023. For Ms. Benedict the shares are from the 2020 LTIP grant that vested on March 9, 2023 and a one-time grant that vested on September 13, 2023. For Mr. Ferraiolo the shares are from the 2020 LTIP grant that vested on March 9, 2023.
Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and up to 100% of LTIP. The minimum deferral period is three years.
As of December 31, 2023 no amounts were deferred by any of the NEOs.
Potential Payments upon Termination or Change in Control
We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement, we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.
We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:
•a change in control of the Company; and
•a triggering event:
◦the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
◦NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.
On April 13, 2023, we entered into a CIC Agreement with Mr. Zizelman as part of his employment agreement. The terms of this CIC Agreement are substantially similar to those described above.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Zizelman, Mr. Horvath, Ms. Benedict, Mr. Ferraiolo and Mr. Orsini:
•two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•two times the greater of the NEO’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•continued life and health insurance benefits for twenty-four months following termination.
Upon a change in control as defined by the 2016 LTIP, time-based RSUs and Performance Shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.
Mr. Zizelman’s severance protection is provided in his employment agreement. If Mr. Zizelman is terminated without cause, we will be obligated to pay an amount equal to the sum of one year of base salary and target annual incentive, and continue health and welfare benefits coverage for twelve months. No severance is payable if the NEO’s employment is terminated for cause.
Mr. Horvath, Ms. Benedict, Mr. Ferraiolo and Mr. Orsini participate in the Company Severance Plan. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time.

Value of Payment Presuming Hypothetical December 31, 2023 Termination Date
Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2023, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
James Zizelman
Base Salary	$600,000	$1,200,000	$150,000	$—
Annual Incentive Award	$600,000	$1,160,000	$—	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$352,299	$717,358	$717,358	$717,358
Unvested and Accelerated Performance Shares	$408,700	$852,802	$852,802	$852,802
Health and Welfare Benefits	$56,144	$112,288	$—	$—
280G Reduction or Excise Tax(1)	$—	$(603,778)	$—	$—
Total	$2,017,143	$3,438,670	$1,720,160	$1,570,160
Matthew R. Horvath
Base Salary	$412,500	$825,000	$—	$—
Annual Incentive Award	$—	$495,000	$—	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$504,906	$1,145,882	$1,145,882	$1,145,882
Unvested and Accelerated Performance Shares	$180,709	$398,406	$398,406	$398,406
Health and Welfare Benefits	$37,060	$74,119	$—	$—
280G Reduction or Excise Tax(1)	$—	$(348,912)	$—	$—
Total	$1,135,175	$2,589,495	$1,544,288	$1,544,288
Susan C. Benedict
Base Salary	$337,050	$674,100	$—	$—
Annual Incentive Award	$—	$404,460	$—	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$331,770	$918,127	$918,127	$918,127
Unvested and Accelerated Performance Shares	$209,516	$402,046	$402,046	$402,046
Health and Welfare Benefits	$14,343	$28,687	$—	$—
280G Reduction or Excise Tax(1)	$—	$(296,703)	$—	$—
Total	$892,679	$2,130,717	$1,320,173	$1,320,173
Caetano R. Ferraiolo
Base Salary	$334,275	$668,550	$—	$—
Annual Incentive Award	$—	$334,275	$—	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$253,177	$624,772	$624,772	$624,772
Unvested and Accelerated Performance Shares	$114,680	$233,177	$233,177	$233,177
Health and Welfare Benefits	$4,314	$8,628	$—	$—
Total	$706,446	$1,869,402	$857,949	$857,949
Salvatore D. Orsini
Base Salary	$332,800	$665,600	$—	$—
Annual Incentive Award	$—	$332,800	$—	$—
Unvested and Accelerated Restricted Common Shares and Share Units	$80,296	$311,887	$311,887	$311,887
Unvested and Accelerated Performance Shares	$28,533	$102,723	$102,723	$102,723
Health and Welfare Benefits	$40,916	$81,831	$—	$—
Total	$482,545	$1,494,841	$414,610	$414,610
(1)Code Section 280G provides guidelines that govern payments triggered by a change in control, known as parachute payments. If such payment exceeds 2.99 times the average annual compensation (safe harbor limit) for certain individuals, the payments may result in adverse tax consequences and excise taxes. The CIC Agreements provide that the executive shall receive the greater of the safe harbor amount or the aggregate parachute value less the applicable excise tax. Mr. Zizelman is subject to a 280G reduction of $603,778 in his CIC compensation in the event of a change in control termination as of December 31, 2023. Mr. Horvath is subject to a 280G reduction of $348,912 in his CIC compensation in the event of a change in control termination as of December 31, 2023. Ms. Benedict is subject to a 280G reduction of $296,703 in her CIC compensation in the event of a change in control termination as of December 31, 2023.

Pay Versus Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K (“Item 402(v)”) and does not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 25. The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”), who was our President and Chief Executive Officer, and our non-PEO Named Executive Officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table on page 38, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures. The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. James Zizelman (our President & CEO) and Mr. Jon DeGaynor (our former President & CEO) for each corresponding year in the total common column of the summary compensation table. Mr. DeGaynor served as our CEO and President during 2020 through 2022. Mr. DeGaynor terminated employment on January 30, 2023. Mr. Zizelman was appointed CEO and President effective January 31, 2023.

	Summary Compensation Table Total for PEO 1 Mr. DeGaynor (b)	Summary Compensation Table Total for PEO 2 Mr. Zizelman (b)	Compensation Actually Paid for PEO 1 Mr. DeGaynor (c)	Compensation Actually Paid for PEO 2 Mr. Zizelman (c)	Average Summary Compensation Table total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)	Value of Initial Fixed $100 Investment as of 12/31/2019 based on
Year (a)							Company TSR (f)	Peer Group TSR (g)	Net Income ($000) (h)	Operating Income ($000) (i)
2023	$1,042,767	$1,753,374	$(2,996,326)	$1,625,610	$1,132,182	$1,041,501	$67	$102	$(5,183)	$12,836
2022	$3,910,284	$—	$6,075,757	$—	$883,098	$1,558,023	$74	$103	$(14,056)	$2,935
2021	$3,868,925	$—	$(3,306,918)	$—	$1,104,040	$296,858	$67	$142	$3,406	$15,411
2020	$3,971,305	$—	$6,441,875	$—	$1,209,599	$2,285,849	$103	$117	$(7,950)	$(7,664)
Names of PEOs and Other NEOs (columns (b), (c), (d) and (e))
2023: PEOs: Mr. DeGaynor and Mr. Zizelman; Other NEOs: Mr. Horvath, Ms. Benedict, Mr. Ferraiolo and Mr. Orsini
2022: PEO: Mr. DeGaynor; Other NEOs: Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict
2021: PEO: Mr. DeGaynor; Other NEOs: Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak and Mr. Dono
2020: PEO: Mr. DeGaynor; Other NEOs: Mr. Krakowiak, Mr. Borne, Mr. Dono and Mr. Heigel
Adjustments to Calculate Compensation Actually Paid to PEO (column (c)) and Average Compensation Actually Paid to Other NEOs (column (e))
The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP Amounts from the SCT Total of our PEO (column (b)) and our Other NEOs (column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v).

	PEO 1 2023 Mr. DeGaynor	PEO 2 2023 Mr. Zizelman	Other NEOs 2023
SCT Total Compensation	$1,042,767	$1,753,374	$1,132,182
SCT Stock Award Adjustments: Deduct Amounts reported in SCT Stock Awards column	$(962,400)	$(741,678)	$(624,250)
Equity Awards Granted during Fiscal Year:
Add Fair Value of Unvested Awards as of Year End	$—	$762,880	$602,868
Add Fair Value of Vested Awards as of Vesting Date	$797,600	$—	$—
Unvested Equity Awards Granted in prior Fiscal Years: Add/Subtract the Change in Fair Value from Prior Year End to Current Year End	$—	$(148,966)	$(60,721)
Vested Equity Awards Granted in prior Fiscal Years: Add/Subtract the Change in Fair Value from Prior Year End to Vesting Date	$(134,155)	$—	$(8,578)
Forfeited Equity Awards Granted in prior Fiscal Years: Deduct Fair Value of Awards Forfeited during Year	$(3,740,138)	$—	$—
Compensation Actually Paid	$(2,996,326)	$1,625,610	$1,041,501
Total Shareholder Return (columns (f) and (g))
Total shareholder return assumes that dividends were reinvested on the day of issuance.
Peer Group Total Shareholder Return (column (g))
The peer group used in this disclosure is the Dow Jones U.S. Auto Parts Total Return Index, which is the same peer group used in Part II, Item 5 of our Form 10-K.
Net Income (column (h))
Net Income as reported in the Company’s Consolidated Statements of Income included in our Form 10-K.
Operating Income (column (i))
Operating income as reported in the Company’s Consolidated Statement of Income included in our Form 10-K. Operating income is referred to in our NEOs’ incentive programs (see page 29) in the Compensation Discussion and Analysis. Operating income was determined to be the most important financial performance measure linking CAP to Company performance for 2023 and therefore was selected as the 2023 “Company-Selected Measure” as defined in Item 402(v).
Performance Measures
The following list identifies the six most important performance measures used by our Compensation Committee to link CAP to our NEOs in 2023, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the Compensation Disclosure and Analysis section. The measures in this list are not ranked.
•Operating Income
•Free Cash Flow
•Relative TSR
•Earnings Per Share
•Return On Invested Capital
•Individual Performance

Relationship Between Compensation Actually Paid and Performance
The graphs below show the relationship of compensation actually paid to our PEOs and Other NEOs to (i) the Company’s net income, (ii) the Company’s operating income, (iii) the Company’s TSR and (iv) the peer group TSR based on the Dow Jones U.S. Auto Parts Total Return Index. CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our Common Shares at year end, as well as the projected and actual achievement of performance goals that do not include net income. These adjustments contributed significantly to the change in CAP reported for 2020 through 2023. The PEO compensation actually paid for 2023 in the graphs is the total combined amount for Mr. DeGaynor and Mr. Zizelman.

CEO Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee.
Pursuant to SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of Mr. Zizelman, our CEO. Given the CEO transition which occurred in 2023, for purposes of the pay ratio calculation we annualized Mr. Zizelman’s compensation as if he had served as CEO for the entire year. Mr. Zizelman’s annualized 2023 compensation of $1,773,298 is based on the following:
Salary: an annualized salary of $600,000, which is based on his CEO-level salary rate of $600,000 as if such rate had been in effect throughout the entire year.
Annual Incentive: an annual award of $403,636, which is calculated based on annualizing his 2023 AIP award earned as CEO for the portion of the year that he served as CEO.
Long Term Incentive: the full value of his long term incentive awards granted in 2023.
All Other Compensation: as reported in the Summary Compensation Table.
We determined that, as of December 31, 2023, our employee population consisted of approximately 4,850 individuals globally. We selected December 31, 2023, which was the last day of fiscal 2023, as the date upon which we would identify the median employee. The median employee is required to be updated only after the passage of three years or if recalculation would cause a material change in the ratio.
Our median employee’s total annual compensation in 2023 was $12,153. Our CEO’s total annual compensation in 2023 for purposes of calculating the CEO pay ratio was $1,773,298. The ratio of our CEO’s total annual compensation compared to the total annual compensation of our median employee is 146 to 1. We also compared the CEO's 2023 total cash compensation to the total cash compensation of our median paid employee. The total cash compensation ratio is 85 to 1.
Director Compensation
Non-employee directors are compensated for their services as directors as shown in the following chart.

2023 Schedule of Director Fees
Cash Compensation
Annual Retainer-Director	$90,000
Annual Retainer-Chairman	$180,000
Additional Compensation:
Audit Committee Chair	$15,000
Compensation Committee Chair	$15,000
Nominating & Corporate Governance Committee Chair	$10,000
Compliance & Ethics Committee Chair	$10,000
Equity Compensation
Date of grant target value	$135,000

The Compensation Committee reviews director compensation annually relative to data of the Company’s Comparator Group provided by its independent compensation consultant, and recommends changes to the full Board for approval, as appropriate. For 2023, the annual cash retainer was increased from $85,000 to $90,000 and the annual equity grant was increased from $120,000 to $135,000. The annual cash retainer for the Board Chairman was increased from $170,000 to $180,000 and the annual cash retainer for the Compensation Committee Chair was increased from $10,000 to $15,000.
Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. On March 13, 2023, each director was granted 7,745 restricted common shares. The restrictions on those shares lapsed on March 1, 2024.

Director Compensation Table

Non-Employee Director	2023 Annual Cash Retainer	Committee Chair Fees	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total Compensation ($)
Jeffrey P. Draime(2)	$45,000	$—	$45,000	$134,955	$179,955
Ira C. Kaplan	$90,000	$—	$90,000	$134,955	$224,955
Kim Korth	$90,000	$15,000	$105,000	$134,955	$239,955
William M. Lasky	$180,000	$10,000	$190,000	$134,955	$324,955
George S. Mayes, Jr.	$90,000	$10,000	$100,000	$134,955	$234,955
Carsten J. Reinhardt	$77,250	$—	$77,250	$134,955	$212,205
Sheila Rutt	$73,500	$—	$73,500	$134,955	$208,455
Paul J. Schlather	$90,000	$—	$90,000	$134,955	$224,955
Frank S. Sklarsky	$90,000	$15,000	$105,000	$134,955	$239,955
(1)The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)Mr. Draime’s compensation reflects his service on the Board of Directors through May 16, 2023.
Director Share Ownership Guidelines
The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five-year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.
Maximum Annual Director Compensation Policy
The Directors’ Restricted Stock Plan has a current maximum annual limit for equity grants to any non-employee director of 10,000 shares. The Board has adopted an annual limit for total compensation paid to a non-employee director of $350,000 in 2023.

OTHER INFORMATION
Shareholder’s Proposals for 2025 Annual Meeting of Shareholders
Matters for Inclusion in the Proxy Materials for the 2025 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2025 Annual Meeting of Shareholders must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before the close of business on December 5, 2024, for inclusion in our proxy statement and form of proxy relating to the 2025 Annual Meeting of Shareholders.
Matters for Consideration at the 2025 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials
Matters for consideration at the 2025 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377 no later than the close of business on February 17, 2025. If notice of a matter for consideration is not timely received, the proxies solicited by the Board of Directors for the 2025 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal if presented at the meeting.
Universal Proxy Rule Deadline for the 2025 Annual Meeting of Shareholders
In addition to satisfying the requirements set forth under our Amended and Restated Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, at the 2025 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, no later than 60 days prior to the one-year anniversary date of the 2024 Annual Meeting of Shareholders, which is March 15, 2025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our staff and legal advisors assist our officers and directors in preparing initial reports of ownership and reports of changes in ownership and file those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the year ended December 31, 2023, except for Mr. Mayes who filed one late Form 4 one day after the due date.

Other Matters
If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the Annual Meeting to (i) elect directors as set forth under “Election of Directors”, and (ii) FOR (a) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and (b) the approval of the advisory resolution on executive compensation on the Say-on-Pay vote, and (c) the approval of Amendment No. 2 to the 2018 Directors’ Restricted Shares Plan, as amended.
The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.
If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.
By order of the Board of Directors,
Robert M. Loesch
Secretary
Dated: April 4, 2024

Appendix A

Amendment No. 2
to the
Stoneridge, Inc.
2018 Amended and Restated
Directors’ Restricted Shares Plan
1. The second paragraph of Section 1, Purpose of Plan, is deleted in its entirety and replaced with the following:
The number of shares authorized for issuance under the Plan shall be increased by 200,000 Common Shares, without par value, of the Company bringing the total shares authorized for issuance under the Plan to 1,150,000.
2. Section 17, Effective Date, is deleted in its entirety and replaced with the following:
17. Effective Date.
The Plan was made effective upon its approval by the Company’s shareholders on May 15, 2018. The Plan, as amended by Amendment No. 1, became effective on May 17, 2022 when Amendment No. 1 was approved by the Company’s shareholders. The Plan, as amended by Amendment No. 1, shall remain in full force and effect and shall only be superseded by the Plan, as amended by Amendment No. 2, when, and if, the Company’s shareholders approve Amendment No. 2.

Stoneridge, Inc.
2018 Amended and Restated
Directors’ Restricted Shares Plan
1. Purpose of Plan.
The purpose of this 2018 Amended and Restated Directors’ Restricted Shares Plan (the “Plan”) of Stoneridge, Inc., an Ohio corporation (the “Company”), is to advance the interests of the Company and its shareholders by providing Eligible Directors (as defined in Section 3, below) with (a) an opportunity to participate in the Company’s future prosperity and growth, and (b) an incentive to increase the value of the Company based on the Company’s performance, development, and financial success. These objectives will be promoted by granting to Eligible Directors restricted Common Shares, without par value, of the Company (the “Restricted Shares”).
The Plan amends and restates the Company’s prior Amended Directors’ Restricted Shares Plan, as amended, and increases by 150,000 Common Shares, without par value, of the Company (from 700,000 to 850,000 shares) the number of shares authorized for issuance under the Plan.
2. Administration of Plan.
The Plan will be administered by the Board of Directors (the “Board”). The Board shall have the power and authority to: (a) approve the grant of Restricted Shares to Eligible Directors (such Eligible Directors, “Participants”); (b) approve the terms and conditions, not inconsistent with the terms hereof, of any grant of Restricted Shares, including without limitation time and performance restrictions, and approve the form of Restricted Shares Grant Agreement (as defined in Section 5, below); (c) adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; (d) interpret the terms and provisions of the Plan and any agreements relating thereto; and (e) take any other actions the Board considers appropriate in connection with, and otherwise supervise the administration of the Plan, all in a manner consistent with the other provisions of the Plan.
3. Participants in Plan.
The persons eligible to receive Restricted Shares under the Plan shall be those directors of the Company who are not employees or officers (except for the non-executive Chairman of the Board) of the Company or any subsidiary of the Company (any such person, an “Eligible Director”).

4. Shares Subject to Plan.
The maximum aggregate number of Common Shares that may be issued under the Plan as Restricted Shares shall be 850,000 Common Shares, without par value. Restricted Shares forfeited pursuant to Section 7 shall again be available for grant under the Plan. However, Restricted Shares retained or sold by the Company to satisfy withholding requirements pursuant to Section 8 shall not again be available for grants under the Plan. The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as Treasury Shares. In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company will make such adjustments as it deems appropriate in the number and kind of Common Shares reserved for issuance under the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Restricted Shares that were granted hereunder and that are outstanding on the date of such event shall immediately vest and no longer be subject to forfeiture on the date of such event.
5. Grant, Issuance of Restricted Shares.
The Restricted Shares issued by the Company in connection with the Restricted Share grants made under the Plan shall be authorized by the Board and shall be made in accordance with, and subject to the terms of a written agreement (the “Restricted Shares Grant Agreement”) in the form approved by the Board from time to time. To be effective, any such Restricted Shares Grant Agreement, shall be signed by an officer of the Company authorized by the Board, and signed by the Participant, set forth the terms and other conditions to which the award of Restricted Shares is subject, if any, the period of time that the Restricted Shares are subject to forfeiture, if any, and state that such Restricted Shares are subject to all the terms and conditions of the Plan and such other terms and conditions, not inconsistent with the Plan, as the Board may approve. The date on which the Board approves the granting of the Restricted Shares shall be deemed to be the date on which the Restricted Shares are granted for all purposes, unless the Board otherwise specifies in its approval.
The Board may, in its sole discretion, provide in the Restricted Shares Grant Agreement that the forfeiture period with respect to the Restricted Shares may lapse upon a Participant’s death or disability or upon a Change in Control (as defined in Section 12, below) of the Company. In addition, the Board may, in its sole discretion, provide in the Restricted Shares Grant Agreement that any vesting condition of continued service as a member of the Board of Directors shall not apply to a Participant who fails to satisfy that condition solely because after the date of the Restricted Shares Grant Agreement that Participant was not nominated by the Board of Directors for election to the Board of Directors at the next annual meeting of shareholders. Any Restricted Shares issued under the Plan, so long as subject to forfeiture (a) shall not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law (collectively, “Transferred”) and (b) shall be forfeited to the Company in the event a Participant to whom such Restricted Shares are awarded voluntarily ceases to be a director during the period of time, if any, specified by the Board. Restricted Shares awarded under the Plan will be issued in the name of the Participant and held by the Company (or the Company’s agent) during such period of time that the Restricted Shares are subject to forfeiture. At the time the award is made the Participant may be asked to execute one or more blank stock powers and deliver the same to the Company so that any shares which are forfeited may be cancelled.
6. Annual Limitation on Restricted Share Grants to Eligible Directors.
In any calendar year, no grant to any one Eligible Director may exceed 10,000 Restricted Shares.
7. Termination of Status as an Eligible Director.
Except as may be provided in the Restricted Shares Grant Agreement as permitted under Section 5, if a Participant’s status as an Eligible Director terminates for any reason (including death, disability (as defined by the Board from time to time, in its sole discretion), resignation, refusal to stand for reelection or failure to be elected) then unless otherwise determined by the Board, to the extent any grant of Restricted Shares held by such Participant is not vested (i.e., no longer subject to forfeiture) as of the date of such termination, such Restricted Shares shall automatically be forfeited on such date.
8. Withholding Tax.
The Company, at its option, shall have the right to require the Participant to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Restricted Shares or, in lieu of such payment, to retain or sell without notice a number of such Restricted Shares sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Restricted Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.
9. Securities Law Restrictions.
No right under the Plan shall be exercisable and no Restricted Shares shall be delivered under the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company shall not be required to deliver any Restricted Shares or other securities under the Plan prior to such registration or other qualification of such shares under any state or federal law, rule, or regulation as the Board shall determine to be necessary or advisable, in its sole discretion.
Unless such shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), the Restricted Shares Grant Agreement evidencing the award of Restricted Shares shall contain a representation in form approved by the Board that such Restricted Shares are not being acquired with a view to resale or distribution and will not be sold or otherwise Transferred by the Participant, except in compliance with the 1933 Act and the rules and regulations thereunder and any applicable state securities laws. The Board may impose such other restrictions on the Restricted Shares as it may deem advisable. Share certificates issued in connection with awards of Restricted Shares under the Plan shall bear such legends and statements as the Board shall deem advisable to assure compliance with federal and state securities laws and regulations and any other restriction imposed by the Board on such awards.
10. Term of Plan.
This Plan shall continue until terminated by the Board. The Board shall have the unrestricted right to amend, modify, suspend or terminate the Plan at any time; provided, however, the Board may not modify the terms of any outstanding awards evidenced by executed Restricted Shares Grant Agreements.
11. Shareholders Rights.
Participants to whom Restricted Shares have been issued under the Plan shall have the rights of shareholders with respect to the Company’s Common Shares so long as no forfeiture event has occurred, except that the Restricted Shares may not be Transferred during the forfeiture period.
12. Change in Control.
(a) Accelerated Vesting.
Notwithstanding any provision of this Plan or any Restricted Shares Grant Agreement to the contrary, if a Change in Control (as defined below) occurs, then all Restricted Shares theretofore granted and not fully vested shall thereupon become vested (i.e., shall no longer be subject to forfeiture).
(b) Definition of Change in Control.
For purposes of the Plan, a “Change in Control” means the happening of any of the following:
(i) When any “person,” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 14(d) of the 1934 Act, but excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), any person who is a shareholder of the Company on the effective date of this Plan (an “Existing Shareholder”), and any affiliate of an Existing Shareholder directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)  When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death or disability to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-

thirds of the directors who then qualified as Incumbent Directors, either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 12(b)(ii); or
(iii) The occurrence of a transaction not recommended by the Board requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary of the Company through purchase of assets, by merger, or otherwise.
Provided, however, further that a change in control shall not be deemed to be a Change in Control for purposes of this Plan if the Board had approved such change prior to either (A) the commencement of any of the events described in Section 12(b)(i), (ii), or (iii) of this Plan, or (B) the commencement by any person other than the Company of a tender offer for Company Common Shares.
13.  Acceleration of Rights.
The Board shall have the authority, in its discretion, to accelerate the time of vesting of Restricted Shares whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws after the award of the Restricted Shares.
14. Interpretation, Amendment or Termination of Plan.
The interpretation by the Board of any provision of the Plan or of any terms contained in any Restricted Shares Grant Agreement executed in connection with a grant of Restricted Shares under the Plan shall be final and conclusive upon all Participants under the Plan. The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan; provided that no such action shall adversely affect any Participant’s rights with respect to an outstanding issuance of Restricted Shares then held by such Participant without such Participant’s consent nor (subject to the provisions of Section 4 dealing with adjustments in the number and kind of Common Shares reserved for issuance under the Plan due to reorganizations and other corporate actions) shall any such action increase the number of Common Shares that may be issued as Restricted Shares without the approval of the Company’s shareholders. No member of the Board will incur any liability for any action taken or admitted, or any determination made, in good faith in connection with the Plan.
15. Government Regulations.
Notwithstanding any provision of the Plan or any Restricted Shares Grant Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Common Shares may then be listed.
16. Governing Law.
The Plan shall be construed and governed by the laws of the State of Ohio.
17. Effective Date.
The Plan shall become effective on the day it is approved by the Company’s shareholders.
The current Amended Directors’ Restricted Shares Plan, as amended (the “Existing Plan”), which was previously approved by the Company’s shareholders, shall remain in full force and effect and shall only be superseded by the Plan when, and if, the Company’s shareholders approve the Plan. For the avoidance of doubt, Restricted Shares granted under the Existing Plan prior to the effective date of the Plan shall continue under the terms of the written agreements under the Existing Plan and vest in the event of a Potential Change in Control, as set forth in such written agreements and the Existing Plan.
18. Severability Clause.
In case any one or more of the provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed so as to foster the intent of this Plan. This Plan and all transactions pursuant to this Plan are intended to comply in all respects with applicable laws and regulations.

39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

STONERIDGE, INC.
39675 MACKENZIE DRIVE, SUITE 400
NOVI, MI 48377

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 13, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 13, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40441-P04738

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STONERIDGE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Ira C. Kaplan
02) Kim Korth
03) William M. Lasky
04) George S. Mayes, Jr.
05) Carsten J. Reinhardt
06) Sheila Rutt
07) Paul J. Schlather
08) Frank S. Sklarsky
09) James Zizelman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2024.	☐	☐	☐
3. Approval, on advisory basis, of the 2023 compensation of the Company's named executive officers.	☐	☐	☐
4. Approval of Amendment No. 2 to the 2018 Amended and Restated Directors' Restricted Shares Plan, as amended.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 4, 2024 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V40442-P04738

STONERIDGE, INC.
Annual Meeting of Shareholders
May 14, 2024 11:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder signing the reverse side of this proxy card hereby appoints James Zizelman, Matthew R. Horvath and Susan C. Benedict, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the Common Shares of Stoneridge, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 14, 2024, via live webcast at www.virtualshareholdermeeting.com/SRI2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies, upon any other matter that properly comes before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side